TERM LOAN AGREEMENT among MDU RESOURCES GROUP, INC. as Borrower; WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent; and THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO
Closing Date: September 26, 2008
$175,000,000 Term Loan

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ii

TERM LOAN AGREEMENT

Dated as of September 26, 2008

MDU Resources Group, Inc., a Delaware corporation, Wells Fargo Bank, National Association, a national banking association, as administrative agent hereunder, and the Lenders, as defined below, agree as follows:

ARTICLE I

Definitions

Section 1.1                                Definitions.

As used in this Agreement:

“2005 Credit Agreement” means the Credit Agreement dated June 21, 2005 among the Borrower, Wells Fargo, as administrative agent thereunder, and certain other financial institutions, together with all amendments, modifications and restatements thereof.

“Additional Lender” means a financial institution that becomes a Lender pursuant to the procedures set forth in Section 9.7(c).

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under the common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock or other equity interests, by contract or otherwise.

“Agent” means Wells Fargo acting in its capacity as administrative agent for itself and the other Lenders hereunder.

“Aggregate Commitment Amount” means $175,000,000.

“Agreement” means this Term Loan Agreement.

“Applicable Rating” means (i) with respect to S&P, the rating designated by S&P as its corporate credit rating of the Borrower, (ii) with respect to Moody’s, the rating designated by Moody’s as its issuer rating of the Borrower, and (iii) with respect to Fitch, the rating designated by Fitch as its rating of the Borrower’s senior unsecured debt.

“Assignment Certificate” has the meaning set forth in Section 9.7(e).

“Authorizing Order” means any order of any public utilities commission or any other regulatory body having jurisdiction over the Borrower, authorizing and/or restricting the indebtedness that may be created from time to time hereunder (whether on account of the Term Loan or otherwise).

 “Base LIBO Rate” means the rate per annum for United States dollar deposits quoted by the Agent as the Interbank Market Offered Rate, with the understanding that such rate is quoted by the Agent for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of an Interest Period for delivery of funds on said date for a period of time approximately equal to the number of days in such Interest Period and in an amount approximately equal to the principal amount to which such Interest Period applies. The Borrower understands and agrees that the Agent may base its quotation of the Interbank Market Offered Rate upon such offers or other market indicators of the Interbank Market as the Agent in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Interbank Market.

“Borrower” means MDU Resources Group, Inc., a Delaware corporation.

“Borrower Leverage Ratio” means the ratio of Funded Debt to Capitalization, determined with respect to the Borrower alone (excluding its Subsidiaries, but including any divisions of the Borrower not constituting separate Persons) as at the end of each fiscal quarter of the Borrower.

“Business Day” means a day other than a Saturday, Sunday, United States national holiday or other day on which banks in Minnesota are permitted or required by law to close. Whenever the context relates to a LIBO Rate Funding or the fixing of a LIBO Rate, “Business Day” means a day (i) that meets the foregoing definition, and (ii) on which dealings in U.S. dollar deposits are carried on in the London interbank eurodollar market.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or equity, whether now outstanding or issued after the date hereof, including all common stock, preferred stock, partnership interests and limited liability company member interests.

“Capitalization” means, with respect to any Person as of any Covenant Compliance Date, (i) Funded Debt of that Person, plus (ii) shareholders’ equity of that Person (excluding any non-cash gain or loss resulting from the requirements of Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”), all determined in accordance with GAAP. In determining Capitalization for purposes of calculating the Borrower Leverage Ratio, Funded Debt and equity attributable to any Subsidiary shall be excluded.

“Capitalized Lease” means any lease that in accordance with GAAP should be capitalized on the balance sheet of the lessee thereunder or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet. All obligations under any lease that is treated as an operating lease under GAAP but pursuant to which the lessee thereunder retains tax ownership of the leased property for federal income tax purposes shall be treated as a Capitalized Lease for purposes of this Agreement.

“Change of Control” means, with respect to any corporation, either (i) the acquisition by any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) of beneficial ownership (as defined in Rules 13d-3 and 13d-5 of the Securities and Exchange Commission, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the then-outstanding voting capital stock of such corporation; or (ii) a change in the composition of the board of directors of such corporation or any corporate parent of such corporation such that continuing directors cease to constitute more than 50% of such board of directors. As used in this definition, “continuing directors” means, as of any date, (i) those members of the board of directors of the applicable corporation who assumed office prior to such date, and (ii) those members of the board of directors of the applicable corporation who assumed office after such date and whose appointment or nomination for election by that corporation’s shareholders was approved by a vote of at least 50% of the directors of such corporation in office immediately prior to such appointment or nomination.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended, reformed or otherwise modified from time to time.

“Commitment” means, with respect to each Lender, that Lender’s commitment to fund its Percentage of the Term Loan pursuant to Article II.

“Commitment Amount” means, (i) with respect to each original Lender hereunder, the amount set forth opposite that Lender’s name in Exhibit A, or (ii) with respect to each Additional Lender, the amount so designated on the applicable Assignment Certificate, in each case as such amount may be adjusted pursuant to any Assignment Certificate.

“Compliance Certificate” means a certificate in substantially the form of Exhibit C, or such other form as the Borrower and the Required Lenders may from time to time agree upon in writing, executed by the chief financial officer of the Borrower, stating (i) that any financial statements delivered therewith have been prepared in accordance with GAAP (or, in the case of statements prepared pursuant to Section 5.1(a)(iii), in accordance with FERC Accounting Principles), subject to year-end adjustments, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants.

“Consolidated Net Worth” means, at any time, the excess of total assets of the Borrower over total liabilities of the Borrower as of the last day of the fiscal quarter most recently then ended, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of any Covenant Compliance Date, the ratio of Funded Debt to Capitalization, determined on a consolidated basis with respect to the Borrower and all of its Subsidiaries.

“Covenant Compliance Date” means the last day of each fiscal quarter of the Borrower.

“Credit Exposure” means, with respect to any Lender, (i) at any time prior to making the Term Loan, such Lender’s Commitment Amount, or (ii) thereafter, the outstanding principal amount of such Lender’s Note.

“Default” means an event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“Distribution” means any payment made by the Borrower on account of any equity interest in the Borrower, including but not limited to any dividend and any payment in purchase, redemption or other retirement of any stock or membership interest.

“EBITDA” means, with respect to any period:

(i)
(A) the after-tax net income of the Borrower for such period, determined on an unconsolidated basis in accordance with GAAP, excluding (B) non-operating gains and losses (including extraordinary or unusual gains and losses, gains and losses from discontinuance of operations, gains and losses arising from the sale of assets other than inventory, and other non-recurring gains and losses), plus

(ii)	the sum of the following to the extent deducted in arriving at the after-tax net income determined in clause (i)(A) of this definition (but without duplication for any item):

(A)	Interest Expense,

(B)	federal, state and local income taxes paid by the Borrower, and

(C)	depreciation and amortization.

“Eligible Lender” means (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; and (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary.

“Environmental Claim” means a material claim, however asserted, by any governmental authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq., the Toxic  Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1252 et seq., the Clean Water Act, 33 U.S.C. § 1321 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which in each case relates to human health or the environment, all as may be from time to time amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) a failure by the Borrower or any ERISA Affiliate to make required contributions to a Pension Plan, Multiemployer Plan or other Plan subject to Section 412 of the Code; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan.

“ERISA Termination Event” means the filing of a notice of intent to terminate a Pension Plan, or the treatment of a plan amendment as the termination of a Pension Plan, under Section 4041 or 4041A of ERISA.

“Event of Default” has the meaning specified in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Funds Rate” means at any time an interest rate per annum equal to the weighted average of the rates for overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Agent from three federal funds brokers of recognized standing selected by it, it being understood that the Federal Funds Rate for any day which is not a Business Day shall be the Federal Funds Rate for the next preceding Business Day.

“FERC Accounting Principles” means the accounting requirements of the Federal Energy Regulatory Commission as set forth in its applicable Uniform System of Accounts and published accounting releases.

“Financial Covenant” means any of the Borrower’s obligations set forth in Sections 6.9, 6.10 and 6.11 of this Agreement

“Fitch” means Fitch, Inc.

“Floating Rate” means, at any time, an annual rate equal to the sum of the Floating Rate Margin and the greater of:

(a) the Prime Rate,

or

(b) the Federal Funds Rate, plus 50 basis points (0.50%).

The Floating Rate shall change when and as the Prime Rate or Federal Funds Rate, as the case may be, or Floating Rate Margin changes.

“Floating Rate Funding” means any portion of the principal balance of the Notes bearing interest at the Floating Rate.

“Floating Rate Margin” means a percentage, determined as set forth in Section 2.5.

 “Funded Debt” of any Person means (without duplication) (i) all indebtedness of such Person for borrowed money (which shall, in the case of the Borrower, include but not be limited to all indebtedness under this Agreement, all indebtedness arising under the Mortgage Indentures, and all Subordinated Debt); (ii)  indebtedness of such Person evidenced by bonds, notes or similar written instruments, whether or not representing obligations for borrowed money; (iii) all liabilities required to appear on such Person’s balance sheet with respect to Capitalized Lease obligations of such Person; (iv) all indebtedness secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person; (v) the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder;
(vi) all obligations of such Person with respect to leases constituting part of a sale and leaseback arrangement; (vii) all net obligations of such Person under interest rate agreements or currency agreements; and (viii) guaranty obligations of such Person with respect to indebtedness for borrowed money of another Person (including affiliates).

“Funding” means a Floating Rate Funding or a LIBO Rate Funding.

“GAAP” means generally accepted accounting principles as in effect from time to time applied on a basis consistent with the accounting practices applied in the financial statements of the Borrower and its Subsidiaries referred to in Section 4.5.

“Insolvency Proceeding” means, with respect to a Person, (a) any case, action or proceeding with respect to such Person before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit to creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, undertaken under U.S. federal, state or foreign law, including the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Interest Coverage Ratio” means, as of any Covenant Compliance Date, the ratio of (i) EBITDA during the period of 12 months ending on that Covenant Compliance Date, to (ii) Interest Expense during such period.

“Interest Expense” means, with respect to any period, the aggregate interest expense (including capitalized interest) of the Borrower alone (i.e., on an unconsolidated basis) for such period, including but not limited to the interest portion of any Capitalized Lease; provided, however, that the foregoing shall be adjusted to reflect only the net effect of any interest rate swap, interest hedging transaction or other similar arrangement entered into by the Borrower to reduce or eliminate variations in its interest expenses.

“Interest Period” means, with respect to any LIBO Rate Funding, a period of one, two, three or six months beginning on a Business Day, or such other period as the Agent may in its sole discretion permit, in each case as elected by the Borrower.

“Intermountain” means Intermountain Gas Company, an Idaho corporation.

“Intermountain Acquisition” means the purchase of all of the outstanding stock of Intermountain in accordance with the Stock Purchase Agreement dated as of July 1, 2008 between the Borrower and Intermountain Industries, Inc.

“Lenders” means Wells Fargo, acting on its own behalf and not as Agent, each of the undersigned lenders, and any financial institution that becomes a Lender pursuant to Section 9.7(c), collectively.

“Level Status” means Level I, Level II, Level III, Level IV or Level V, each as determined pursuant to Section 2.5.

“LIBO Rate” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:
LIBO Rate =	Base LIBO Rate	+	LIBO Rate Margin
100% - LIBOR Reserve Percentage

“LIBO Rate Funding” means any portion of the principal balance of the Notes bearing interest at a LIBO Rate.

“LIBO Rate Margin” means a percentage, determined as set forth in Section 2.5.

 “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by the Agent for expected changes in such reserve percentage during the applicable Interest Period.

 “Lien” means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any Capitalized Lease, title retention contract or similar agreement.

“Loan Documents” means this Agreement and the Notes.

“Margin” means the Floating Rate Margin or the LIBO Rate Margin, as the case may be.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), properties, or operations of the Borrower, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or any Lender thereunder.

“Maturity Date” means March 24, 2009.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Indentures” means (i) the Indenture of Mortgage dated as of May 1, 1939 executed by the Borrower and delivered to The New York Trust Company and A.C. Downing, as trustees thereunder, as heretofore amended and supplemented and as hereafter amended and/or supplemented from time to time, and (ii) the Indenture, dated as of December 15, 2003, executed by the Borrower and delivered to the Bank of New York, as trustee thereunder, as heretofore amended and supplemented and as hereafter amended and/or supplemented from time to time.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Note” means a promissory note of the Borrower in the form of Exhibit B.

“Obligations” means each and every debt, liability and obligation of every type and description arising under or in connection with any of the Loan Documents which the Borrower may now or at any time hereafter owe to any Lender or the Agent, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including but not limited to principal of and interest on the Notes, all fees due under this Agreement or any related agreement, and any obligation of the Borrower to the Agent or any Lender under any hedging arrangement entered into with the Agent or any Lender with respect to the Borrower’s obligations arising under this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Borrower or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years but excluding any Multiemployer Plan.

“Percentage” means, with respect to each Lender, the ratio of (i) that Lender’s Credit Exposure, to (ii) the aggregate Credit Exposure of all of the Lenders.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower or any ERISA Affiliate sponsors or maintains or to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions and includes any Pension Plan but excluding any Multiemployer Plan.

“Prime Rate” means, at any time, the rate of interest most recently announced within the Agent at its principal office as its “prime rate” or, if the Agent ceases to announce a rate so designated, any similar successor rate designated by the Agent. Such rate is one of the Agent’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as the Agent may designate.

“Rating Agencies” means Fitch, Moody’s and S&P, collectively.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” means one or more Lenders (including, where relevant, Additional Lenders) having an aggregate Percentage in excess of 50%.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill  Companies.

“Solvent” means as to any Person at any time (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including the probable liability of such Person on disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including the probable liability of such Person on disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Subordinated Debt” means all indebtedness and other obligations of the Borrower which are subordinated in right of payment to all indebtedness of the Borrower to any Lender, on terms that have been approved in writing by the Required Lenders and that have been noted by appropriate legend on all instruments evidencing the Subordinated Debt.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, by one of more of the Subsidiaries of the Person, or by a combination thereof.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower.

“Term Loan” means the advances to be made by the Lenders pursuant to Section 2.1, collectively.

“Term Loan Funding Deadline” means October 15, 2008.

“Tier 1 Subsidiary” means MDU Energy Capital, LLC, a Delaware limited liability company.

“Tier 2 Subsidiary” means Prairie Intermountain Energy Holdings, LLC, a Delaware limited liability company.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 302(d)(7) of ERISA over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association and a party to this Agreement.

Section 1.2                                Rules of Construction

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)           The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(b)           All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

(c)           All references to times of day in this Agreement shall be references to Minneapolis, Minnesota time unless otherwise specifically provided.

ARTICLE II

Amount and Terms of the Term Loan

Section 2.1                                The Term Loan.

Each Lender agrees, severally but not jointly, on the terms and subject to the conditions hereinafter set forth, to make a single advance to the Borrower on or before the Term Loan Funding Deadline in an aggregate amount not to exceed the lesser of that Lender’s Commitment Amount or that Lender’s Percentage of the amount requested by the Borrower in accordance with Section 2.2. The facility established hereby shall not be a revolving facility; the Borrower may not reborrow any amount that has been prepaid. The advance made by each Lender shall be evidenced by a Note, payable to the order of that Lender in the face principal amount of that Lender’s Commitment Amount.

Section 2.2                                Procedure.

The Lenders will make the Term Loan on prior written request from the Borrower to the Agent, which request shall specify the date of the Term Loan and the amount thereof. Except as set forth in Section 2.3(b), such request shall be made not less than one Business Day before the date of the Term Loan.  Promptly upon receipt of such request, the Agent shall advise each Lender of such request, including the amount requested and such Lender’s Percentage of such amount. At or before 2:00 p.m. on the date of the Term Loan, each Lender shall provide the Agent at the principal office of the Agent in Minneapolis, Minnesota with immediately available funds covering such Lender’s Percentage of the Term Loan.  The Agent shall disburse the amount of the Term Loan by crediting the same to the Borrower’s demand deposit account maintained with the Agent or in such other manner as the Agent and the Borrower may agree; provided, however, that the Agent shall have no obligation to disburse the Term Loan if any condition set forth in Article III has not been satisfied on the day of the Term Loan or if any Lender has failed to fund its Percentage of the Term Loan. The Borrower shall be obligated to repay the Term Loan notwithstanding the fact that the person requesting same was not in fact authorized to do so.  The Borrower’s request for the Term Loan shall be deemed to be a representation that the statements set forth in Section 3.2 are correct.

Section 2.3                                Interest on Notes.

(a)           Floating Rate Fundings. Unless the Borrower elects a LIBO Rate pursuant to this Section, the principal balance of the Notes shall bear interest at the Floating Rate.

(b)           LIBO Rate Fundings. So long as no Default or Event of Default exists, the Borrower may request that a portion of the Term Loan constitute a LIBO Rate Funding, or may convert all or any part of any outstanding Floating Rate Funding into a LIBO Rate Funding, or may request that a LIBO Rate Funding be converted at the end of the applicable Interest Period to another LIBO Rate Funding, by giving notice to the Agent of such request or conversion not later than 10:30 a.m. on a Business Day which is at least three Business Days prior to the date of the Term Loan or conversion. Each such notice shall be effective upon receipt by the Agent, shall be in writing or by telephone or telecopy transmission, shall specify the date and amount of such LIBO Rate Funding and the Interest Period therefor. The Interest Period applicable to each LIBO Rate Funding shall begin on a Business Day, and the amount of each LIBO Rate Funding shall be an integral multiple of $1,000,000 and not less than $10,000,000. Subject to the terms and conditions hereof, the principal amount specified by the Borrower in the applicable request for a LIBO Rate Funding shall bear interest from and including the first day of the Interest Period specified therein to but not including the last day of such Interest Period, at the LIBO Rate applicable thereto, determined as set forth herein, (subject to fluctuations in the applicable Margin). Unless the Borrower requests a new LIBO Rate Funding in accordance with the procedures set forth above, or prepays the principal of an outstanding LIBO Rate Funding at the expiration of an Interest Period, the Lenders shall automatically and without request of the Borrower convert each LIBO Rate Funding to a Floating Rate Funding on the last day of the relevant Interest Period.

(c)           Setting of LIBO Rates. The applicable LIBO Rate for each Interest Period shall be determined by the Agent between the opening of business and 12:00 noon on the second Business Day prior to the beginning of such Interest Period, whereupon notice thereof (which may be by telephone) shall be given by the Agent to the Borrower and each Lender. Each such determination of the applicable LIBO Rate shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Agent, upon written request of the Borrower, shall deliver to the Borrower a statement showing the computations used by the Agent in determining the applicable LIBO Rate hereunder.

(d)           Limitations on LIBO Rate Fundings. In no event shall more than 7 LIBO Rate Fundings be outstanding at any one time. In no event may the Borrower request a LIBO Rate Funding if, after giving effect to such LIBO Rate Funding, the Borrower would be required to prepay a LIBO Rate Funding in order to make any regularly scheduled principal payment.

Section 2.4                                Principal and Interest Payment Dates.

(a)           Interest. Interest accruing on Floating Rate Fundings shall be due and payable on the last day of each calendar quarter. Interest on any LIBO Rate Funding shall be due and payable on the last day of the applicable Interest Period or, if such Interest Period is in excess of three months, on the last day of each three-month period during such Interest Period and on the last day of such Interest Period.

(b)           Principal. The Borrower shall pay the principal balance of the Notes in full on the Maturity Date.

Section 2.5                                Level Status, Margins and Fee Rates.

(a)           The Borrower’s Level Status shall be determined on the basis of the Applicable Ratings established by the Rating Agencies, in accordance with the following table:

	Level I	Level II	Level III	Level IV	Level V
S&P	A or better	A- or better, but less than A	BBB+ or better, but less than A-	BBB or better, but less than BBB+	Less than BBB
Moody’s	A2 or better	A3 or better, but less than A2	Baa1 or better, but less than A3	Baa2 or better, but less than Baa1	Less than Baa2
Fitch	A or better	A- or better, but less than A	BBB+ or better, but less than A-	BBB or better, but less than BBB+	Less than BBB

If the Applicable Ratings established by the Rating Agencies differ such that they do not fall within a single column in the table set forth above, the Borrower’s Level Status shall be determined as follows:

(i)	If the Applicable Ratings applied by any two of the Rating Agencies are in the same column, the Borrower’s Level Status shall be determined by that column.

(ii)	If the Applicable Ratings are each in separate columns, the highest and lowest columns shall be excluded, and the Borrower’s Level Status shall be determined by the remaining Applicable Rating.

(b)	In making the determinations under paragraph (a):

(i)	If any of the Rating Agencies changes the meaning or designation for its Applicable Ratings referenced in paragraph (a), the criteria for Level Status in the table in paragraph (a) shall be adjusted in such manner as the Required Lenders may reasonably determine to correspond with the applicable rating designations used by the applicable Rating Agency in effect on the date hereof.

(ii)
If one of the Rating Agencies ceases to rate the Borrower’s long-term unsecured debt such that only two of the Rating Agencies are providing such Applicable Ratings, the Borrower’s Level Status shall be determined as follows:

(A)	If the Applicable Ratings provided by both of the remaining Rating Agencies are in the same column, the Borrower’s Level Status shall be determined by that column.

(B)	If the Applicable Ratings provided by the remaining Rating Agencies are in adjacent columns, the Borrower’s Level Status shall be based on the leftmost of the columns.

(C)
If the Applicable Ratings provided by the remaining Rating Agencies are separated by one or more columns, the Borrower’s Level Status shall be based on the column to the immediate right of the leftmost applicable column.

Notwithstanding the foregoing, if the Applicable Rating established by either of the remaining Rating Agencies is in the rightmost column above, the Borrower shall be deemed to be at Level Status V.

(iii)	If any two of the Rating Agencies ceases to establish its Applicable Rating, the Borrower shall be deemed to be at Level Status V.

(c)           The Floating Rate Margin and LIBO Rate Margin at any time shall be determined from time to time on the basis of the Borrower’s Level Status, in accordance with the following table:
	Level I	Level II	Level III	Level IV	Level V
Floating Rate Margin	0%	0%	0%	0%	0%
LIBO Rate Margin	0.500%	0.550%	0.675%	0.800%	1.000%

(d)           Upon the occurrence of any Default or Event of Default, and so long as such Default or Event of Default continues without written waiver thereof by the Lenders, a default increment equal to 200 basis points (2.00%) shall be added to the Floating Rate Margin and LIBO Rate Margin. Inclusion of such default increment shall not be deemed a waiver or excuse of any such Default or Event of Default.

Section 2.6                                Audit Fees.

Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured, the Borrower shall pay to the Agent, on written demand, reasonable fees charged by the Agent in connection with any audits or inspections by the Agent of any collateral or the operations or businesses of the Borrower, together with actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection. All such audits and inspections shall be for the sole benefit of the Agent and the Lenders.

Section 2.7                                Prepayments.

(a)           Voluntary Prepayments. The Borrower from time to time may voluntarily prepay the Notes in whole or in part; provided that (i) prepayment of any Lender’s Note must be accompanied by pro rata prepayment of each other Lender’s Note, (ii) any prepayment of the full amount of any Note shall include accrued interest thereon, (iii) partial prepayment of any Floating Rate Funding shall be in an aggregate amount not less than $1,000,000, (iv) partial prepayment of any LIBO Rate Funding shall be in an aggregate amount not less than $5,000,000, and (v) any prepayment of any LIBO Rate Funding shall be made only upon three Business Days’ notice to the Agent.

(b)           Mandatory Prepayment. Promptly following the receipt thereof, the Borrower shall prepay the Obligations in an amount equal to 100% of the net proceeds realized by the Borrower, the Tier 1 Subsidiary or the Tier 2 Subsidiary from (A) debt obligations incurred by the Borrower, the Tier 1 Subsidiary or the Tier 2 Subsidiary after the date hereof (other than hereunder), or (B) the issuance by the Borrower, the Tier 1 Subsidiary or the Tier 2 Subsidiary of Capital Stock; provided, however, that (i) the aggregate amount required to be paid under this paragraph (b) shall not exceed the then-outstanding Obligations, and (ii) no prepayment shall be required under this paragraph (b) on account of the incurrence of approximately $80,000,000 in debt obligations by the Tier 1 Subsidiary on or about the date hereof for the purpose of financing the Intermountain Acquisition.

(c)           Application of Prepayments. So long as no Default or Event of Default has occurred and is continuing hereunder, all prepayments hereunder shall be applied in such order of application as the Borrower may direct in writing. In all other cases, all prepayments hereunder shall be applied in the following order:

(i)	First, to the principal balance of the Notes.

(ii)	Second, to accrued but unpaid interest on the Notes.

(iii)	Third, to any remaining Obligations, in such order as the Agent may in its sole discretion designate.

Notwithstanding the foregoing, interest on any LIBO Rate Funding prepaid hereunder and any compensation due under Section 2.10 on account of prepayment of a LIBO Rate Funding shall be paid with the same priority as the related principal prepayment.

Section 2.8                                Payments.

(a)           Making of Payments. All payments of principal of and interest due under the Notes shall be made to the Agent at its principal office in Minneapolis, Minnesota, not later than 12:00 noon on the date due, in immediately available funds, and funds received after that hour shall be deemed to have been received by the Agent on the next following Business Day. The Borrower hereby authorizes the Agent to charge the Borrower’s demand deposit account maintained with the Agent for the amount of any such payment on its due date, all without receipt of any request for such charge, but the Lender’s failure to so charge such account shall in no way affect the obligation of the Borrower to make any such payment.

(b)           Assumed Payments. Unless the Agent has been notified by a Lender or the Borrower prior to the date on which such Lender or the Borrower is scheduled to make payment to the Agent of (in the case of a Lender) its Percentage of the Term Loan or (in the case of the Borrower) a payment to the Agent for the account of one or more of the Lenders hereunder (such payment by a Lender or the Borrower (as the case may be) being herein called a “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may (but shall not be required to), in reliance upon such assumption, make the amount thereof available to the intended recipient on such date and, if such Lender or the Borrower (as the case may be) has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, repay to the Agent the amount so made available together with interest thereon for each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate (i) equal to the Federal Funds Rate for such day, in the case of a Required Payment owing by a Lender, or (ii) equal to the applicable rate of interest as provided in this Agreement, in the case of a Required Payment owing by the Borrower.

(c)           Setoff. The Borrower agrees that each Lender shall have all rights of setoff and bankers’ lien provided by applicable law, and in addition thereto, the Borrower agrees that if at any time any amount is due and owing by the Borrower under this Agreement to any Lender at a time when an Event of Default has occurred and is continuing hereunder, any Lender may apply any and all balances, credits, and deposits, accounts or moneys of the Borrower then or thereafter in the possession of that Lender (excluding, however, any trust or escrow accounts held by the Borrower for the benefit of any third party) to the payment thereof.

(d)           Due Date Extension. If any payment of principal of or interest on any Floating Rate Funding or any fees payable hereunder falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and (in the case of principal) additional interest shall accrue and be payable for the period of such extension.

(e)           Application of Payments. Except as otherwise provided herein, so long as no Default or Event of Default has occurred and is continuing hereunder, each payment received from the Borrower shall be applied to such obligation as the Borrower shall specify by notice received by the Agent on or before the date of such payment, or in the absence of such notice, as the Required Lenders shall determine in their discretion. Except as otherwise provided herein, after the occurrence of a Default or Event of Default, the Lenders shall have the right to apply all payments received by the Lender from the Borrower as the Required Lenders may determine in their discretion. The Borrower agrees that the amount shown on the books and records of the Agent and the Lenders as being the principal balance of and interest on the Notes shall be conclusive absent demonstrable error.

Section 2.9                                Increased Costs; Funding Exceptions.

(a)           Increased Costs on LIBO Rate Fundings. If Regulation D of the Board of Governors of the Federal Reserve System or after the date of this Agreement the adoption of any applicable law, rule or regulation, or any change in any existing law, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall:

(i)
subject that Lender to or cause the withdrawal or termination of any exemption previously granted to that Lender with respect to, any tax, duty or other charge with respect to its LIBO Rate Fundings or its obligation to make LIBO Rate

Fundings, or shall change the basis of taxation of payments to that Lender of the principal of or interest under this Agreement in respect of its LIBO Rate Fundings or its obligation to make LIBO Rate Fundings (except for changes in the rate of tax on the overall net income of that Lender imposed by the jurisdictions in which that Lender’s principal executive office is located); or

(ii)
impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section 2.3), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, that Lender; or

(iii)	impose on that Lender any other condition affecting its making, maintaining or funding of its LIBO Rate Fundings or its obligation to make LIBO Rate Fundings;

and the result of any of the foregoing is to increase the cost to that Lender of making or maintaining any LIBO Rate Funding, or to reduce the amount of any sum received or receivable by that Lender under this Agreement or under its Notes with respect to a LIBO Rate Funding, then that Lender will notify the Borrower of such increased cost and within fifteen (15) days after demand by that Lender (which demand shall be accompanied by a statement setting forth the basis of such demand and representing that that Lender has made similar demand on one or more other commercial borrowers with revolving or term loans in excess of $1,000,000) the Borrower shall pay to that Lender such additional amount or amounts as will compensate that Lender for such increased cost or such reduction; provided, however, that no such increased cost or such reduction shall be payable by the Borrower for any period longer than ninety (90) days prior to the date on which notice thereof is delivered to the Borrower. Each Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle that Lender to compensation pursuant to this Section 2.9. If the Borrower receives notice from any Lender of any event which will entitle that Lender to compensation pursuant to this Section 2.9, the Borrower may prepay any then outstanding LIBO Rate Fundings or notify that Lender that any pending request for a LIBO Rate Funding shall be deemed to be a request for a Floating Rate Funding, in each case subject to the provisions of Section 2.10.

(b)           Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

(i)	any Lender determines that deposits in U.S. dollars (in the applicable amounts) are not being offered in the London interbank eurodollar market for such Interest Period; or

(ii)
any Lender otherwise determines that by reason of circumstances affecting the London interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBO Rate; or

(iii)
any Lender determines that the LIBO Rate as determined by the Agent will not adequately and fairly reflect the cost to that Lender of maintaining or funding a LIBO Rate Funding for such Interest Period, or that the making or funding of LIBO Rate Fundings has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of that Lender materially affects such LIBO Rate Fundings;

then that Lender shall promptly notify the Borrower and (A) upon the occurrence of any event described in the foregoing clause (i) the Borrower shall enter into good faith negotiations with that Lender in order to determine an alternate method to determine the LIBO Rate for that Lender, and during the pendency of such negotiations with that Lender, the Lenders shall be under no obligation to make any new LIBO Rate Fundings, and (B) upon the occurrence of any event described in the foregoing clauses (ii) or (iii), for so long as such circumstances shall continue, the Lenders shall be under no obligation to make any new LIBO Rate Fundings.

(c)           Illegality. If any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental authority, central bank, comparable agency or any other regulatory body charged with the interpretation, implementation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, comparable agency or other regulatory body, should make it or, in the good faith judgment of that Lender, shall raise a substantial question as to whether it is unlawful for that Lender to make, maintain or fund LIBO Rate Fundings, then (i) that Lender shall promptly notify the Borrower and the Agent, (ii) the obligation of the Lenders to make, maintain or convert into LIBO Rate Fundings shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (iii) for the duration of such unlawfulness, any notice by the Borrower requesting the Lenders to make or convert into LIBO Rate Fundings shall be construed as a request to make or to continue making Floating Rate Fundings.

Section 2.10                                Funding Losses.

Upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed), the Borrower shall indemnify that Lender against any loss or expense which that Lender may have sustained or incurred (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by that Lender to fund or maintain LIBO Rate Fundings) or which that Lender may be deemed to have sustained or incurred, as reasonably determined by that Lender, (i) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with any LIBO Rate Fundings, (ii) due to any failure of the Borrower to borrow or convert any LIBO Rate Fundings on a date specified therefor in a notice thereof or (iii) due to any payment or prepayment of any LIBO Rate Funding on a date other than the last day of the applicable Interest Period for such LIBO Rate Funding. For this purpose, all notices under Section 2.3(b) shall be deemed to be irrevocable.

Section 2.11                                Discretion of Lenders as to Manner of Funding.

Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain all or any part of its LIBO Rate Fundings in any manner it deems fit, it being understood, however, that for the purposes of this Agreement (specifically including, without limitation, Section 2.10 hereof) all determinations hereunder shall be made as if that Lender had actually funded and maintained each LIBO Rate Funding during each Interest Period for such LIBO Rate Funding through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the appropriate LIBO Rate for such Interest Period.

Section 2.12                                Conclusiveness of Statements; Survival of Provisions.

Determinations and statements of any Lender pursuant to Sections 2.9 and 2.10 shall be conclusive absent demonstrable error. Without limiting the generality of the foregoing, the Borrower shall have no right to review any records of any Lender or its other customers to determine the accuracy of any statement by that Lender under Section 2.9(a) regarding that Lender’s demands upon other customers of that Lender.  Each Lender may use reasonable averaging and attribution methods in determining compensation pursuant to such Sections 2.9 and 2.10 and the provisions of Sections 2.9 and 2.10 shall survive termination of this Agreement.

Section 2.13                                Computation of Interest and Fees.

All interest determined at the Floating Rate will be calculated based on the actual days elapsed in a year of 365 or 366 days, as the case may be. All interest determined at the LIBO Rate and all fees hereunder shall be computed on the basis of actual number of days elapsed in a year of 360 days.

Section 2.14                                Purpose of Term Loan.

The proceeds of the Term Loan shall be used to finance the Intermountain Acquisition and pay related transactional costs.

ARTICLE III

Conditions Precedent

Section 3.1                                Required Deliveries; Conditions to Effectiveness.

The obligation of the Lenders to make the Term Loan is subject to the condition precedent that each Lender shall have received on or before the day of the Term Loan all of the following, each dated (unless otherwise indicated) as of the date hereof, in form and substance satisfactory to each Lender:

(a)           The Notes, properly executed on behalf of the Borrower.

(b)           A certificate of the secretary, assistant secretary or other appropriate officer of the Borrower (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder to which such corporation is a party have been duly approved by all necessary action of the Board of Directors of the Borrower, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the articles of incorporation and bylaws of the Borrower and all Authorizing Orders, together with such copies, and (iii) certifying the names of the officers of the Borrower that are authorized to sign the Loan Documents and other documents contemplated hereunder, together with the true signatures of such officers. The Lenders may conclusively rely on such certificate until they shall receive a further certificate of the Secretary or Assistant Secretary of the Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

(c)           Certificates of good standing of the Borrower, dated not more than 45 days before such date.

(d)           A signed copies of an opinion of Paul K. Sandness, general counsel for the Borrower, substantially in the form of Exhibit E-1, and the opinion of Thelen LLP, special counsel to the Borrower, substantially in the form of Exhibit E-2, each addressed to the Lenders.

(e)           A certificate, duly executed by the chief financial officer of the Borrower, in the form of Exhibit F.

(f)           All fees required to be paid as of the date hereof pursuant to this Agreement or any related document.

Notwithstanding the foregoing, this Agreement (but not the obligation to make the Term Loan) shall become effective upon delivery to each Lender, on or before the date hereof, of each of the items identified in clauses (a) through (d) and (f) above, each dated (unless otherwise indicated) as of the date hereof and in form and substance satisfactory to each Lender.

Section 3.2                                Additional Conditions Precedent.

The obligation of the Lenders to make the Term Loan shall be subject to the further conditions precedent that on the date of the Term Loan:

(a)           The representations and warranties contained in Article IV (other than Section 4.6) are correct on and as of the date of the Term Loan as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

 (b)           No event has occurred and is continuing, or would result from the Term Loan, which constitutes a Default or an Event of Default.

ARTICLE IV

Representations and Warranties

The Borrower represents and warrants to the Lenders as follows:

Section 4.1                                Existence and Power.

The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (i) will not permanently preclude the Borrower from maintaining any material action in any such jurisdiction even though such action arose in whole or in part during the period of such failure, and (ii) will not result in any other Material Adverse Effect. The Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.

Section 4.2                                Authorization of Borrowing; No Conflict as to Law or Agreements.

The execution, delivery and performance by the Borrower of the Loan Documents and the borrowing hereunder have been duly authorized by all necessary corporate action and by all necessary public utilities commissions and any other regulatory bodies having jurisdiction over the Borrower, and do not and will not (i) require any consent or approval of the stockholders of the Borrower, or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than Authorizing Orders set forth in Schedule 4.2 that have been obtained and copies of which have been delivered to the Agent pursuant to Section 3.1, (ii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the articles of incorporation or bylaws of the Borrower, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature (other than those in favor of the Agent to secure one or more of the Obligations) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

Section 4.3                                Legal Agreements.

This Agreement and the other Loan Documents constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 4.4                                Subsidiaries.

Schedule 4.4 hereto is a complete and correct list of all present Subsidiaries and of the percentage of the ownership of the Borrower or any other Subsidiary in each case as of the date of this Agreement. Except as otherwise indicated in that Schedule, all shares of each Subsidiary owned by the Borrower or by any such other Subsidiary are validly issued and fully paid and nonassessable.

Section 4.5                                Financial Condition.

The Borrower has heretofore furnished to the Lenders its audited consolidated financial statement as of December 31, 2007, and its unaudited interim financial statement as of June 30, 2008. Those financial statements fairly present the financial condition of the Borrower and its Subsidiaries on the dates thereof and the results of their operations and cash flows for the periods then ended, and were prepared in accordance with GAAP, except as expressly noted therein.

Section 4.6                                Adverse Change.

There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower since the date of the latest financial statement referred to in Section 4.5.

Section 4.7                                Litigation.

Except as set forth in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2007, or in any document subsequently filed pursuant to Section 13, 14 or 15(d) of the Exchange Act, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the properties of the Borrower, before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower, would have a Material Adverse Effect.

Section 4.8                                Environmental Matters.

The Borrower conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties and, as a result thereof, the Borrower has reasonably concluded that such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, exclusive of Environmental Claims as set forth in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2007, or in any document subsequently filed pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Section 4.9                                Regulation U.

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Term Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 4.10                                Taxes.

The Borrower has filed all federal and other tax returns and reports required to be filed, and has paid all federal and other taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and except those the failure to file or pay which would not have a Material Adverse Effect. There is no proposed tax assessment against the Borrower that would, if made, have a Material Adverse Effect.

Section 4.11                                Titles and Liens.

To the Borrower’s knowledge, without having undertaken any search of real property records for this purpose, the Borrower has good and sufficient title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, and good title to all other property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Lenders as owned by the Borrower, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and other than any sold, as permitted by Section 6.4. As of the date of this Agreement, the property of the Borrower is subject to no Liens other than a permitted pursuant to Section 6.1.

Section 4.12                                Intellectual Property.

The Borrower owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person, except to the extent that noncompliance would not have a Material Adverse Effect. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower infringes upon any rights held by any other Person, except to the extent that noncompliance would not have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

Section 4.13                                ERISA.

(a)           Each Plan is in compliance in all material respects with ERISA, the Code and other applicable federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the best knowledge of the Borrower, nothing has occurred which would or could reasonably be expected to cause the loss of such qualification of any such Plan or related trust.

(b)           There are no pending or, to the best knowledge of the Borrower, threatened claims (other than routine claims for benefits in the ordinary course), actions or lawsuits, or action by any governmental authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. To the best knowledge of the Borrower, there has been no prohibited transaction within the meaning of Section 4975 of the Code or Section 406 ERISA or other material violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           No Reportable Event has occurred or is reasonably expected to occur with respect to any Pension Plan.

(d)           The aggregate Unfunded Pension Liability for all Pension Plans (calculated based on the most recent actuarial report for each Pension Plan) does not exceed $25,000,000.

(e)           Neither the Borrower nor any ERISA Affiliate has incurred nor does it reasonably expect to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

(f)           Neither the Borrower nor any ERISA Affiliate has transferred any Unfunded Pension Liability to any Person or otherwise engaged in a transaction that could be subject to Section 4069 of ERISA.

(g)           Neither the Borrower nor any ERISA Affiliate has incurred nor reasonably expects to incur any liability, other than Acquisition Liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability), under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan. As used in this paragraph, “Acquisition Liability” means liability immaterial to the Borrower, its business and operations when taken as a whole that is incurred in connection with an acquisition by the Borrower or any ERISA Affiliate.

ARTICLE V

Affirmative Covenants

So long as the Commitments remain outstanding or any Note shall remain unpaid, the Borrower will comply with the following requirements, unless the Required Lenders shall otherwise consent in writing:

Section 5.1                                Reporting.

The Borrower will deliver to each Lender:

(a)           As soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower:

(i)
A copy of the annual audit report of the Borrower and its Subsidiaries prepared on a consolidated basis with an unqualified opinion of independent certified public accountants selected by the Borrower and acceptable to the Required Lenders, which annual report shall include the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, common stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, all in reasonable detail and all prepared in accordance with GAAP.

(ii)
A copy of the unaudited nonconsolidated balance sheets of the Borrower at the end of such fiscal year and the related unaudited nonconsolidated statements of income, retained earnings and cash flows of the Borrower for such fiscal year, in reasonable detail, all prepared in accordance with GAAP.

(iii)
A copy of the annual audit report-regulatory basis of the Borrower with an unqualified opinion of independent certified public accountants selected by the Borrower and acceptable to the Required Lenders, which annual report shall include a copy of the balance sheet-regulatory basis of the Borrower as the end of such fiscal year and the related statements of income-regulatory basis, retained earnings-regulatory basis and cash flows-regulatory basis of the Borrower for the fiscal year then ended, all prepared in accordance with FERC Accounting Principles.

(b)           As soon as available and in any event within 60 days after the end of each fiscal quarter of the Borrower:

(i)
A copy of (A) the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter, (B) the related unaudited consolidated statements of income for such quarter, and (C) the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the year to date, all in reasonable detail and prepared in accordance with GAAP, subject to year-end audit adjustments.

(ii)
A copy of (A) the unaudited nonconsolidated balance sheets of the Borrower at the end of such quarter, (B) the related unaudited nonconsolidated statements of income for such quarter, and (C) the related unaudited nonconsolidated statements of income, retained earnings and cash flows of the Borrower for the year to date, all in reasonable detail and prepared in accordance with GAAP, subject to year-end adjustments.

(iii)	A narrative report setting forth the Borrower’s progress in effecting transactions that would require a mandatory prepayment of the Obligations pursuant to Section 2.7(b).

(c)           Concurrently with the delivery of any financial statements under paragraph (a) or (b), a Compliance Certificate, duly executed by the chief financial officer of the Borrower.

(d)           Promptly following the issuance thereof, a copy of any Authorizing Order not previously delivered to the Agent.

 (e)           Promptly upon their distribution, copies of all financial statements, reports and proxy statements which the Borrower shall have sent to its stockholders.

(f)           Promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Borrower shall file with the Securities and Exchange Commission or any national securities exchange.

(g)           Promptly upon becoming available, copies of any reports or applications filed by the Borrower with any governmental body if such reports indicate any material change in the business, operations, affairs or condition of the Borrower, or if copies thereof are requested by any Lender.

(h)           Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower of the type described in Section 4.7 or which seek a monetary recovery against the Borrower in excess of $1,000,000.

(i)           As promptly as practicable (but in any event not later than five business days) after an officer of the Borrower obtains knowledge of the occurrence of any Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower of the steps being taken by the Borrower to cure the effect of such event.

(j)           Promptly upon becoming aware of an ERISA Event (other than an event described in clause (c) of the definition of “ERISA Event” which has not resulted and would not reasonably be expected to result in a Material Adverse Effect), a written notice specifying the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the PBGC or the Department of Labor with respect thereto.

(k)           Promptly upon (i) the adoption of any Plan subject to Section 412 of the Code, or (ii) the adoption of any amendment to a Pension Plan or other Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability, written notice specifying the nature thereof.

(l)           Upon request of any Lender, copies of the most recent annual report (Form 5500 Series), including any supporting schedules, filed by the Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to any Plan.

(m)           Such information (in addition to that specified elsewhere in this Section) respecting the financial condition and results of operations of the Borrower as any Lender may from time to time reasonably request.

Section 5.2                                Books and Records; Inspection and Examination.

The Borrower will keep accurate books of record and account for itself in which true and complete entries will be made in accordance with GAAP and, upon request of any Lender, will give any representative of that Lender access to, and permit such representative to examine, copy or make extracts from, any and all books, records and documents in its possession, to inspect any of its properties and to discuss its affairs, finances and accounts with any of its principal officers, all at such times during normal business hours and as often as any Lender may reasonably request.

Section 5.3                                Compliance with Laws.

The Borrower will comply with the requirements of applicable laws and regulations, except any law and regulation (i) the compliance with which is contested in good faith or the subject of a bona fide dispute, and (ii) the noncompliance with which would not have a Material Adverse Effect. In addition, and without limiting the foregoing sentence, the Borrower shall (i) ensure that no Person who owns a controlling interest in or otherwise controls the Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of the Term Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (iii) comply with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

Section 5.4                                Payment of Taxes and Other Claims.

The Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien or charge upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim so long as (x) the amount, applicability or validity of such tax, assessment, charge or claim is being contested in good faith by appropriate proceedings or is the subject of a bona fide dispute, and (y) the Borrower has provided adequate reserves therefor in accordance with GAAP, except (with respect to any of the foregoing) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.5                                Maintenance of Properties.

Subject to transactions permitted by Sections 6.4, the Borrower shall maintain and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, except to the extent that noncompliance would not have a Material Adverse Effect.

Section 5.6                                Insurance.

The Borrower shall maintain with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as are customarily carried under similar circumstances by such other Persons, except to the extent that noncompliance would not have a Material Adverse Effect, and the Borrower will furnish any Lender upon request full information as to the insurance carried within 15 Business Days.

Section 5.7                                Preservation of Corporate Existence.

Subject to transactions permitted by Section 6.4, the Borrower shall (i) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation; (ii) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business; and (iii) preserve its business organization and goodwill; and (iv) preserve or renew all of its registered patents, trademarks, trade names and service marks; except, in each case, to the extent that failure to do so does not have a Material Adverse Effect.

Section 5.8                                Replacement Financing.

The Borrower will incur debt (whether from a private placement, refinancing in the bank loan market or otherwise), issue equity or otherwise effect transactions in amounts sufficient to prepay the Term Loan in its entirety pursuant to Section 2.7(b) as promptly as practicable after the date hereof.

ARTICLE VI

Negative Covenants

So long as the Commitments remain outstanding or any Note shall remain unpaid, the Borrower agrees that, without the prior written consent of the Required Lenders:

Section 6.1                                Liens.

The Borrower will not create, incur or suffer to exist any Lien in, of or on the property of the Borrower, except:

(a)           Liens for taxes, assessments of governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings.

(b)           Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not yet due and payable or remaining payable without penalty or which are being contested in good faith by appropriate proceedings.

(c)           Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(d)           Utility easements, buildings restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interference with the use thereof in the business of the Borrower.

(e)           Purchase money Liens upon or in any property acquired or held by the Borrower in the ordinary course of business, provided that (i) no such Lien is created later than the 90th day following the acquisition or completion of construction of such property by the Borrower, and (ii) no such Lien extends or shall extend to or cover any property of the Borrower other than the property then being acquired, fixed improvements then or thereafter erected thereon and improvements and modifications thereto necessary to maintain such properties in working order.

(f)           Liens incurred or deposits made in the ordinary course of business to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capitalized Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the incurrence of any Obligation.

(g)           Liens resulting from judgments, unless such judgments are not discharged within 45 days; are not stayed pending appeal or otherwise being appropriately contested in good faith; or are not discharged within 45 days after expiration of any such stay.

(h)           Liens created under or in connection with the Mortgage Indentures as such Mortgage Indentures exist on the date hereof, without regard to any waiver, amendment, modification or restatement thereof.

(i)           Liens permitted under the Mortgage Indentures as such Mortgage Indentures exist on the date hereof, without regard to any waiver, amendment, modification or restatement thereof.

(j)           Liens on any property of the Borrower (other than those described in subsection (e)) securing any indebtedness for borrowed money in existence on the date hereof and listed in Schedule 6.1 hereto.

Section 6.2                                Investments.

The Borrower will not purchase or hold beneficially any stock or other securities or evidence of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, except:

(a)           Investments in cash equivalents and short-term marketable securities pursuant to and in accordance with the terms of the Borrower’s then-current investment policy duly adopted by the Board of Directors of the Borrower.

(b)           Investments in the MDU Resources Group, Inc. Benefits Protection Trust in accordance with the Borrower’s historical practices.

(c)           Any existing investment by the Borrower in the voting stock, membership interests or other equity interests of any Subsidiary.

(d)           The contribution by the Borrower of all of the stock of Intermountain to the Tier 1 Subsidiary and the contribution of such stock in turn by the Tier 1 Subsidiary to the Tier 2 Subsidiary, so long as the Tier 1 Subsidiary is a wholly-owned Subsidiary of the Borrower and the Tier 2 Subsidiary is a wholly-owned Subsidiary of the Tier 1 Subsidiary.

(e)           Any investment by the Borrower in any Subsidiary after the date hereof, so long as (i) the entire amount of such investment is obtained from (A) the issuance of equity interests by the Borrower and/or (B) dividends or similar distributions paid to the Borrower by any other Subsidiary of the Borrower, in each case concurrent with the Borrower’s investment in such Subsidiary, and (ii) no Default or Event of Default has occurred and is continuing when such investment is actually made. In the case of any investment funded as described in clause (i)(B), the applicable dividend or distribution and the corresponding investment shall be accurately and completely reflected on the books and records of the Borrower and the applicable Subsidiaries.

(f)           Consolidations, mergers and acquisitions not prohibited by Section 6.6.

(g)           Travel, relocation and similar advances made to officers and employees of the Borrower in anticipation of expenses to be incurred by such officers and employees, in each case in the ordinary course of the Borrower’s business consistent with the Borrower’s past practices.

(h)           Advances in the form of progress payments, prepaid rent or security deposits.

(i)           Evidences of indebtedness in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business.

(j)           Investments made for the purpose of economic development, so long as the aggregate value of the investments permitted by this clause (j) does not exceed $10,000,000.

Section 6.3                                Distributions.

The Borrower will not make any Distribution at any time following and during the continuance of any Default or Event of Default arising under paragraph (a), (b), (h) or (i) of Section 7.1.

Section 6.4                                Sale of Assets.

The Borrower will not lease, sell or otherwise dispose of all, or a substantial portion of, its property, assets or business (whether in one transaction or in a series of transactions) to any other Person except for sales of inventory in the ordinary course of business. For purposes of this Section, “substantial portion” means assets (including other Persons) (i) representing more than 20% of the consolidated assets of the Borrower as reflected in the most recent consolidating financial statement of the Borrower referred to in Section 4.5, or (ii) responsible for more than 10% of the consolidated net sales or the consolidated net income of the Borrower as reflected in the financial statement referred to in clause (i) above.

Section 6.5                                Transactions with Affiliates.

The Borrower shall not enter into any material transaction or arrangement or series of related transactions or arrangements that in the aggregate would be material with any Affiliate of the Borrower, except (i) transactions upon terms no less favorable to the Borrower than would obtain, taking into account all facts and circumstances, in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower, (ii) investments in Subsidiaries to the extent not prohibited by Section 6.2, (iii) Distributions to the extent not prohibited by Section 6.3, and (iv) payments required by regulatory rule or order; in the case of clauses (i), (ii) and (iii), to the extent that such payments are (x) made in the ordinary course of the Borrower’s business, (y) consistent with the Borrower’s past practices, and (z) fair and reasonable.

Section 6.6                                Consolidation and Merger.

The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other Person or any existing business (whether existing as a separate entity, subsidiary, division, unit, line of business or otherwise) of any Person; provided, however, that the restrictions contained in this Section shall not apply to or prevent the consolidation or merger of any Person with, or a conveyance or transfer of its assets to, the Borrower so long as (i) no Default or Event of Default exists at the time of, or will be caused by, such consolidation, merger, conveyance or transfer, (ii) the Borrower shall be the continuing or surviving corporation, and (iii) the prior, effective written consent or approval of the board of directors or equivalent governing body of the other party to such consolidation, merger, conveyance or transfer is obtained.

Section 6.7                                Environmental Laws.

The Borrower will not cause or permit the conduct of its operations or the maintenance of any of its property to violate any Environmental Law, except to the extent that noncompliance would not have a Material Adverse Effect.

Section 6.8                                Restrictions on Nature of Business.

The Borrower will not engage in any material line of business that is significantly different from that presently engaged in by the Borrower.

Section 6.9                                Consolidated Total Leverage Ratio.

The Borrower will not at any time permit its Consolidated Total Leverage Ratio, determined as of any Covenant Compliance Date, to be greater than 0.65 to 1.

Section 6.10                                Borrower Leverage Ratio.

The Borrower will not at any time permit the Borrower Leverage Ratio, determined as of any Covenant Compliance Date, to be greater than 0.65 to 1.

Section 6.11                                Interest Coverage Ratio.

The Borrower will not at any time permit its Interest Coverage Ratio, determined as of any Covenant Compliance Date, to be less than 2.50 to 1.

ARTICLE VII

Events of Default, Rights and Remedies

Section 7.1                                Events of Default.

“Event of Default”, wherever used herein, means any one of the following events:

(a)           Default in the payment of any principal of any Note when it becomes due and payable.

(b)           Default in the payment of any interest on any Note when the same becomes due and payable and the continuance of such default for a period of two calendar days; or default in the payment of any fees required under Section 2.6 when the same become due and payable and the continuance of such default for a period of five calendar days.

(c)           Default in the performance, or breach, of any covenant or agreement on the part of the Borrower contained in Article VI.

(d)           Default in the performance, or breach, of any covenant or agreement of the Borrower in this Agreement (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and the continuance of such default or breach for a period of 30 days after the Lenders have given notice to the Borrower specifying such default or breach and requiring it to be remedied.

(e)           Any representation or warranty made by the Borrower in this Agreement or by the Borrower (or any of its officers) in any certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect or misleading in any material respect when made.

(f)           An Event of Default, as defined in the 2005 Credit Agreement, shall occur.

(g)           A default under either Mortgage Indenture or with respect to any other Funded Debt (other than any default dealt with elsewhere in this Section) and the expiration of the applicable period of grace, if any, specified in the applicable evidence of indebtedness, indenture or other instrument; provided, however, that no Event of Default shall be deemed to have occurred under this paragraph if the aggregate amount owing as to all such indebtedness as to which such defaults have occurred and are continuing is less than $15,000,000; provided further that if such default shall be cured by the Borrower, or waived by the holders of such indebtedness, in each case prior to the commencement of any action under Section 7.2 and as may be permitted by such evidence of indebtedness, indenture or other instrument, then the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived.

(h)           The Borrower (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing.

(i)           (i) Any involuntary Insolvency Proceeding is commenced or filed against the Borrower, or any writ, judgment, warrant of attachment, execution or similar process is issued or levied against a substantial part of the Borrower’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; or (ii) the Borrower admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Borrower acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or similar Person for itself or a substantial portion of its property or business.

(j)           A Change of Control shall occur with respect to the Borrower.

(k)           The Borrower shall fail within 45 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $10,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

(l)           (i) An ERISA Event or ERISA Termination Event which has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of 10% of Consolidated Net Worth; (ii) the commencement or increase of contributions to, or the adoption of or the amendment of, a Pension Plan by the Borrower or an ERISA Affiliate which has resulted or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of 10% of Consolidated Net Worth; or (iii) the Borrower’s or an ERISA Affiliate’s failure to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(m)           Any governmental authority or other administrative or legal authority having regulatory jurisdiction over the Borrower takes any action which has a Material Adverse Effect on the Borrower.

Section 7.2                                Rights and Remedies.

Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured to the written satisfaction of the Required Lenders, the Agent may, with the consent of the Required Lenders, and shall, at the request of the Required Lenders, exercise any or all of the following rights and remedies:

(a)           If the Term Loan has not been advanced, the Agent may, by notice to the Borrower, declare the Commitments to be terminated, whereupon the same shall forthwith terminate.

(b)           The Agent may, by notice to the Borrower, declare the entire unpaid principal amount of the Notes then outstanding, all interest accrued and unpaid thereon, and all other Obligations to be forthwith due and payable, whereupon the Notes, all such accrued interest and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

(c)           The Lenders may exercise any other rights and remedies available to them by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(h) or 7.1(i) hereof, the entire unpaid principal amount of the Notes then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind.

ARTICLE VIII

The Agent

Section 8.1                                Authorization.

Each Lender and the holder of each Note irrevocably appoints and authorizes the Agent to act on behalf of such Lender or holder to the extent provided herein or in any document or instrument delivered hereunder or in connection herewith, and to take such other action as may be reasonably incidental thereto. In furtherance of the foregoing, and not in limitation thereof, each Lender irrevocably (i) authorizes the Agent to execute and deliver and perform its obligations under this Agreement and each of the Loan Documents to which the Agent is a party, and to exercise all rights, powers and remedies that the Agent may have hereunder or thereunder, (ii) appoints the Agent as nominal beneficiary or nominal secured party, as the case may be, under the Loan Documents and all related UCC-1 financing statements, and (iii) authorizes the Agent to act as agent of and for such Lender for purposes of holding, perfecting and disposing of any collateral under the Loan Documents. As to any matters not expressly provided for by this Agreement or the Loan Documents, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders or, if so required pursuant to Section 9.2, upon the instructions of all Lenders; provided, however, that except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, and the Agent shall not in any event be required to take any action which is contrary to this Agreement, the Loan Documents or applicable law. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement.

Section 8.2                                Distribution of Payments and Proceeds.

(a)           After deduction of any costs of collection, as provided in this Agreement and the other Loan Documents, and any fee payable to the Agent in its capacity as such under this Agreement or any other agreement, the Agent shall remit to each Lender that Lender’s Percentage of all payments of principal and interest and of all fees and other amounts payable hereunder for the benefit of the Lenders that are received by the Agent under the Loan Documents. Each Lender’s interest in the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Agent under the Loan Documents; and the Agent’s only liability to the Lenders hereunder shall be to account for each Lender’s Percentage of such payments, collections and proceeds in accordance with this Agreement. If the Agent is ever required for any reason to refund any such payments, collections or proceeds, each Lender will refund to the Agent, upon demand, its Percentage of such payments, collections or proceeds, together with its Percentage of interest or penalties, if any, payable by the Agent in connection with such refund.

(b)           Notwithstanding the foregoing, if any Lender has wrongfully refused to fund its Percentage of the Term Loan as required hereunder, or if the principal balance of any Lender’s Note is for any other reason less than its Percentage of the aggregate principal balances of the Notes then outstanding, the Agent may remit all payments received by it to the other Lenders until such payments have reduced the aggregate amounts owed by the Borrower to the extent that the aggregate amount owing to such Lender hereunder is equal to its Percentage of the aggregate amount owing to all of the Lenders hereunder. The provisions of this paragraph are intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Lender has breached its obligations hereunder and shall not be deemed to excuse any Lender from such obligations.

Section 8.3                                Expenses.

All payments, collections and proceeds received or effected by the Agent may be applied, first, to pay or reimburse the Agent for all costs, expenses, damages and liabilities at any time incurred by or imposed upon the Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable attorney’s fees, foreclosure expenses and advances made to protect the security of any collateral). If the Agent does not receive payments, collections or proceeds sufficient to cover any such costs, expenses, damages or liabilities within 30 days after their incurrence or imposition, each Lender shall, upon demand, remit to the Agent its Percentage of the difference between (i) such costs, expenses, damages and liabilities, and (ii) such payments, collections and proceeds, together with interest on such amount for each day following the thirtieth day after demand therefor until so remitted at a rate equal to the Federal Funds Rate for each such day.

Section 8.4                                Payments Received Directly by Lenders.

If any Lender or other holder of a Note shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of the Obligations other than through distributions made in accordance with Section 8.2, such Lender or holder shall promptly give notice of such fact to the Agent and shall purchase from the other Lenders or holders such participations in the Obligations held by them as shall be necessary to cause the purchasing Lender or holder to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender or holder, the purchase shall be rescinded and the purchasing Lender restored to the extent of such recovery (but without interest thereon).

Section 8.5                                Indemnification.

Each Lender severally (but not jointly) hereby agrees to indemnify and hold harmless the Agent, as well as the Agent’s agents, employees, officers and directors, ratably according to their respective Percentages from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgment, demands, damages, costs, disbursements, or expenses (including attorneys’ fees and expenses) of any kind or nature whatsoever, which are imposed on, incurred by, or asserted against the Agent or its agents, employees, officers or directors in any way relating to or arising out of this Agreement or the Loan Documents, or as a result of any action taken or omitted to be taken by the Agent; provided, however, that no Lender shall be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs disbursements, or expenses resulting from the gross negligence or willful misconduct of the Agent. Notwithstanding any other provision of the Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

Section 8.6                                Exculpation.

The Agent shall not be liable for any action taken or omitted to be taken by the Agent in connection with this Agreement or the Loan Documents, except for its own gross negligence or willful misconduct. The Agent shall be entitled to rely upon advice of counsel concerning legal matters, the advice of independent public accountants with respect to accounting matters and advice of other experts as to any other matters, and upon this Agreement, any Loan Document and any schedule, certificate, statement, report, notice or other writing which it believes to be genuine or to have been presented by a proper person. Neither the Agent nor any of its directors, officers, employees or agents shall (a) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith, (b) be responsible for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any collateral security, (c) be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by the Borrower or any other obligor of its obligations, or (d) in any event, be liable as such for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Agent in its individual capacity.

Section 8.7                                Agent and Affiliates.

The Agent shall have the same rights and powers hereunder in its individual capacity as any other Lender, and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from and generally engage in any kind of business with the Borrower as fully as if the Agent were not the Agent hereunder.

Section 8.8                                Credit Investigation.

Each Lender acknowledges that it has made such inquiries and taken such care on its own behalf as would have been the case had its obligations hereunder been incurred and its Percentage of the Term Loan made directly by such Lender to the Borrower without the intervention of the Agent or any other Lender. Each Lender agrees and acknowledges that the Agent makes no representations or warranties about the creditworthiness of the Borrower or any other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith.

Section 8.9                                Resignation and Assignment of Agent.

(a)           The Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and the Lenders. In the event of any resignation of the Agent, the Required Lenders shall as promptly as practicable appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Agent’s giving of notice of resignation, then the resigning Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof. Any such successor Agent shall have capital and retained earnings of at least $100,000,000.

(b)           The Agent may, without the consent of the Borrower or the other Lenders, assign its rights and obligations as Agent hereunder and under the other Loan Documents to its parent or to any wholly owned subsidiary of its parent, and upon such assignment, the former Agent shall be deemed to have retired, and such wholly owned subsidiary shall be deemed to be a successor Agent. Any such successor Agent shall have capital and retained earnings of at least $100,000,000.

(c)           Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request and the resigning or assigning Agent shall be discharged from its duties and obligations under this Agreement. After any resignation or assignment pursuant to this Section, the provisions of this Section shall inure to the benefit of the retiring Agent as to any actions taken or omitted to be taken by it while it was acting as Agent hereunder.

Section 8.10                                Defaults.

The Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default unless the Agent has received notice from a Lender or the Borrower specifying the occurrence of such Default or Event of Default. In the event that the Agent receives such a notice of the occurrence of a Default or an Event of Default, the Agent shall give prompt notice thereof to the Lenders. The Agent shall (subject to Section 8.5 hereof) take such actions with respect to such Default as shall be directed by the Required Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may take any action, or refrain from taking any action, with respect to such Default as it shall deem advisable in the best interest of the Lenders.

Section 8.11                                Obligations Several.

The obligations of each Lender hereunder are the several obligations of such Lender, and neither any Lender nor the Agent shall be responsible for the obligations of any other Lender hereunder, nor will the failure by the Agent or any Lender to perform any of its obligations hereunder relieve the Agent or any other Lender from the performance of its respective obligations hereunder. Nothing contained in this Agreement, and no action taken by any Lender or the Agent pursuant hereto or in connection herewith or pursuant to or in connection with the Loan Documents shall be deemed to constitute the Lenders, together or with or without the Agent, as a partnership, association, joint venture, or other entity.

ARTICLE IX

Miscellaneous

Section 9.1                                No Waiver; Cumulative Remedies.

No failure or delay on the part of the Lenders in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any Lender’s acceptance of payments while any

Default or Event of Default is outstanding operate as a waiver of such Default or Event of Default, or any right, power or remedy under the Loan Documents; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 9.2                                Amendments, Etc.

No amendment or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent with the consent or at the request of the Required Lenders), and any such waiver shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Notwithstanding the foregoing:

(a)           No such amendment or waiver shall be effective to do any of the following unless signed by each of the Lenders (or by the Agent with the consent or at the request of each of the Lenders):

(i)	Increase the Commitment Amount of any Lender or extend the Term Loan Funding Deadline.

(ii)	Permit the Borrower to assign its rights under this Agreement.

(iii)	Amend this Section, the definition of “Required Lenders” in Section 1.1, or any provision herein providing for consent or other action by all Lenders.

(b)           No such amendment or waiver shall be effective to do any of the following unless signed by each of the Lenders affected thereby (or by the Agent with the consent or at the request of each of such Lenders):

(i)	Forgive any indebtedness of the Borrower arising under this Agreement or the Notes, or reduce the rate of interest or any fees charged under this Agreement or the Notes.

(ii)
Postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest or other material amounts due to the Lenders (or any of them) hereunder or under any other Loan Document.

(c)           No amendment, waiver or consent shall affect the rights or duties of the Agent under this Agreement or any other Loan Document unless in writing and signed by the Agent.

(d)           No amendment, modification or (except as provided elsewhere herein) termination of this Agreement or waiver of any rights of the Borrower or obligations of any Lender or the Agent hereunder shall be effective unless the Borrower shall have consented thereto in writing.

Section 9.3                                Notice.

Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by registered mail, postage prepaid, (iii) sent by Federal Express or similar expedited delivery service, or (iv) transmitted by telecopy, in each case addressed to the party to whom notice is being given at its address or telecopier number (as the case may

be) as set forth in Exhibit A or in any applicable Assignment Certificate; or, as to each party, at such other address or telecopier number as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section. All such notices or other communications shall be deemed to have been given on (i) the date received if delivered personally or by mail, (ii) the date of receipt, if delivered by Federal Express or similar expedited delivery service, or (iii) the date of transmission if delivered by telecopy, except that notices or requests to the Agent or any Lender pursuant to any of the provisions of Article II shall not be effective until received.

Section 9.4                                Costs and Expenses.

The Borrower agrees to pay on demand all reasonable costs and expenses incurred by the Agent in connection with the negotiation, preparation, execution, administration, amendment or enforcement of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder, including the reasonable fees and out-of-pocket expenses of counsel for any Lender with respect thereto, whether paid to outside counsel or allocated to the Agent by in-house counsel.

Section 9.5                                Indemnification by Borrower.

The Borrower hereby agrees to indemnify the Agent and the Lenders and each officer, director, employee and agent thereof (herein individually each called an “Indemnitee” and collectively called the “Indemnitees”) from and against any and all losses, claims, damages, reasonable expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by an Indemnitee in connection with or arising out of the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the use of the proceeds of the Term Loan (including but not limited to any such loss, claim, damage, expense or liability arising out of any claim in which it is alleged that any Environmental Law has been breached with respect to any activity or property of the Borrower), except to the extent that such loss, claim, damage, expense or liability was incurred as a result of the gross negligence or willful misconduct of the applicable Indemnitee. All obligations provided for in this Section shall survive any termination of this Agreement.

Section 9.6                                Execution in Counterparts.

This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument.

Section 9.7                                Binding Effect; Assignment and Participations.

(a)           Generally. The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights thereunder or any interest therein without the prior written consent of each of the Lenders, and (ii) except as set forth in this Section 9.7, no Lender may assign or grant any participation in any of its rights or obligations under any Loan Document.

(b)           Participations. Any Lender may, at any time, grant participations in a portion of its Note and Commitment to any institutional investor on any date selected by such Lender. Any Lender proposing a participation hereunder shall give notice of such participation to the Agent at least ten Business Days prior to such participation (unless the Agent consents to a shorter period of time). Such notice shall specify the identity of the proposed purchaser of the participation and the amount of the proposed participation. No such partial participation shall be permitted if the principal amount thereof would be less than $5,000,000. No holder of any such participation, other than an affiliate of such Lender, shall be entitled to require such Lender to take or omit to take any action hereunder, except that such Lender may agree with such participant that such Lender will not, without such participant’s consent, (i) forgive any indebtedness of the Borrower under this Agreement or the Notes, (ii) agree to reduce the rate of interest charged under this Agreement, or (iii) agree to extend the final maturity of any indebtedness evidenced by the Notes, except as expressly provided by the terms of the Loan Documents. No Lender shall, as between the Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any such granting of a participation. The Borrower hereby acknowledges and agrees that any participant described in this Section will, for purposes of Section 2.9, be considered to be a Lender hereunder (provided that such participant shall not be entitled to receive any more than the Lender selling such participation would have received had such sale not taken place) and may rely on, and possess all rights under, any opinions, certificates, or other instruments or documents delivered under or in connection with any Loan Document (it being understood that each opinion delivered hereunder speaks only as of the date thereof).

(c)           Assignments. Any Lender may, at any time, assign a portion of its Note and Commitment to an Eligible Lender (an “Applicant”) on any date (the “Adjustment Date”) selected by such Lender. Any Lender proposing an assignment hereunder shall give notice of such assignment to the Agent at least ten Business Days prior to such assignment (unless the Agent consents to a shorter period of time). Such notice shall specify the identity of such Applicant and the Percentage which it proposes that such Applicant acquire (which Percentage shall be the same for the Commitment and the Note held by the assigning Lender). No such partial assignment shall be permitted if, immediately after giving effect to such assignment, either the Credit Exposure of the Applicant or the Credit Exposure of the assigning Lender would be less than $5,000,000. The notice of assignment shall contain a representation by the Applicant to the effect that none of the consideration used to make the purchase of the Note and Commitment under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Applicant in and under the Loan Documents will not be “plan assets” under ERISA. Any Lender making an assignment under this Section shall pay the Agent a transfer fee in the amount of $3,500 simultaneously with such assignment.

(d)           Consents. Any assignment hereunder may be made, and any participation granted, only with the prior written consent of the Agent and the Borrower; provided, however, that (i) in no event shall such consent be unreasonably withheld or delayed, (ii) the consent of the Borrower shall not be required if any Default or Event of Default has occurred and is continuing at the time of such assignment or grant of participation, (iii) no such consent of the Borrower and the Agent shall be required for the assignment by any Lender of, or grant of a participation in, all or any part of its Commitment and Note to one or more other Persons that are Lenders immediately prior to such assignment, and (iv) no such consent of the Borrower and the Agent shall be required for the assignment by any Lender of, or grant of a participation in, all or any part of its Commitment and Note to one or more affiliates of such Lender, provided that, unless consented to by the Borrower and the Agent (which consent shall not be unreasonably withheld), no such assignment under this clause (iv) shall relieve the transferring Lender from its obligations hereunder.

(e)           Assignment Certificate and Notes. To confirm the status of each Additional Lender as a party to this Agreement and to evidence the assignment in accordance herewith:

(i)
the Borrower, such Lender, such Applicant, and the Agent shall, on or before the Adjustment Date, execute and deliver to the Agent an Assignment Certificate in substantially the form of Exhibit D (an “Assignment Certificate”) (provided that the assignment will be effective without the signature of the Borrower or the

Agent to the extent that the consent of the Borrower or the Agent, as the case may be, is not required hereunder); and

(ii)
the Borrower will, at its own expense, execute and deliver to the Additional Lender a new Note, payable to the order of the Additional Lender in an amount corresponding to the applicable interest in the assigning Lender’s rights and obligations acquired by such Applicant pursuant to such assignment, and, if the assigning Lender has retained interests in such rights and obligations, a new Note, payable to the order of that Lender in an amount corresponding to such retained interests. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of the applicable Note to be replaced by such new Notes, shall be dated the effective date of such assignment and shall otherwise be in the form of the Note to be replaced thereby. Such new Notes shall be issued in substitution for, but not in satisfaction or payment of, the Notes being replaced thereby.

Upon the execution and delivery of such Assignment Certificate and such Notes, (a) this Agreement shall be deemed to be amended to the extent, and only to the extent, necessary to reflect the addition of such Additional Lender and the resulting adjustment of Percentages arising therefrom, (b) the assigning Lender shall be relieved of all obligations hereunder to the extent of the reduction of all obligations hereunder and to the extent of the reduction of such Lender’s Percentage, and (c) the Additional Lender shall become a party hereto and shall be entitled to all rights, benefits and privileges accorded to a Lender herein and in each other document or instrument executed pursuant hereto and subject to all obligations of a Lender hereunder, including the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of the Required Lenders or all Lenders, and, if the Term Loan has not yet been made, the obligation to advance its Percentage of the Term Loan hereunder.

(f)           Federal Reserve Bank Security Interests. Notwithstanding the foregoing, each Lender may at any time grant a security interest in all or any portion of its rights under this Agreement and that Lender’s Note in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(g)           Borrower Cooperation. In order to facilitate the addition of Additional Lenders hereto, the Borrower shall cooperate fully with each Lender and the Agent in connection therewith and shall provide all reasonable assistance requested by each Lender and the Agent relating thereto, including, without limitation, the furnishing of such written materials and financial information regarding the Borrower as any Lender or the Agent may reasonably request, the execution of such documents as any Lender or the Agent may reasonably request with respect thereto, and the participation by officers of the Borrower in a meeting or teleconference call with any Applicant upon the reasonable request of any Lender or the Agent.

Section 9.8                                Disclosure of Information.

The Agent and the Lenders shall keep confidential (and cause their respective officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished by the Borrower, the Agent or the Lenders (the “Disclosed Information”). Notwithstanding the foregoing, the Agent and each Lender may disclose Disclosed Information (i) to the Agent, any other Lender or any Affiliate of any Lender; (ii) to legal counsel, accountants and other professional advisors to the Agent or such Lender; (iii) to any regulatory body having jurisdiction over any Lender or the Agent; (iv) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (v) to the extent such Disclosed Information (A)

becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to the Agent or such Lender on a non-confidential basis from a source other than the Borrower or a Subsidiary, or (C) was available to the Agent or such Lender on a non-confidential basis prior to its disclosure to the Agent or such Lender by the Borrower or a Subsidiary; (vi) to the extent the Borrower or such Subsidiary shall have consented to such disclosure in writing; (vii) to the extent reasonably deemed necessary by the Agent or any Lender in the enforcement of the remedies of the Agent and the Lenders provided under the Loan Documents; or (viii) in connection with any potential assignment or participation in the interest granted hereunder, provided that any such potential assignee or participant shall have executed a confidentiality agreement imposing on such potential assignee or participant substantially the same obligations as are imposed on the Agent and the Lenders under this Section 9.8.

Section 9.9                                Governing Law.

The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.10                                Consent to Jurisdiction.

Each of the Borrower, the Agent and the Lenders irrevocably (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any other Loan Document shall be brought in a court of record in Hennepin County in the State of Minnesota or in the courts of the United States located in such State, (ii) consents to the jurisdiction of each such court in any suit, action or proceeding, (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law after all appeals have been exhausted.

Section 9.11                                Waiver of Jury Trial.

THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT AND THE NOTES OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.

Section 9.12                                Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 9.13                                Prior Agreements.

This Agreement and the other Loan Documents and related documents described herein restate and supersede in their entirety any and all prior agreements and understandings, oral or written, between the Lenders and the Borrower.

Section 9.14                                Other Financing.

If at any time from and after the effective date of this Agreement, the Borrower shall enter into any trust indenture, credit agreement or other agreement for, relating to, or amending any terms or conditions applicable to any unsecured indebtedness in an amount not less than $15,000,000, the Borrower shall promptly so advise the Agent. Thereupon, if the Required Lenders shall determine that such trust indenture, credit agreement or other agreement includes covenants or defaults reasonably determined by the Required Lenders to be more restrictive than those provided for in Articles V and VI and shall request by notice to the Borrower, the Borrower shall enter into an amendment to this Agreement providing for substantially the same such covenants and defaults as those provided for in such trust indenture, credit agreement or other agreement, to the extent required and as may be selected by the Required Lenders, such amendment to remain in effect for the entire duration of the term to maturity of such indebtedness (to and including the date to which the same may be extended); provided, however, that if any such trust indenture, credit agreement or other agreement shall be modified, supplemented, amended or terminated so as to modify, amend or eliminate such trust indenture or other agreement or any such covenant, term, condition or default so made a part of this Agreement, then, the Borrower shall give the Agent and the Lenders prompt notice thereof and such modification, supplement or amendment shall operate to modify, amend or eliminate such covenants, term, condition or default as so made a part of this Agreement. Notwithstanding the foregoing, in no event shall this Section 9.14 be construed so as to require the Borrower at any time to grant any Lien in favor of the Agent or the Lenders hereunder.

Section 9.15                                Headings.

Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.16                                Customer Identification – USA Patriot Act Notice.

The Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Agent’s policies and practices, each Lender is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow each Lender to identify the Borrower in accordance with the Act.

 [The balance of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
MDU RESOURCES GROUP, INC. By /s/ Doran N. Schwartz Doran N. Schwartz Its Vice President and Chief Accounting Officer

Signature Page to MDU Resources Group, Inc. Term Loan Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and as a Lender By /s/ Patrick McCue Patrick McCue Its Vice President

Signature Page to MDU Resources Group, Inc. Term Loan Agreement

EXHIBITS AND SCHEDULES

Exhibit A	Commitment Amounts and Addresses

Exhibit B	Form of Note

Exhibit C	Form of Compliance Certificate

Exhibit D	Assignment Certificate

Exhibit E-1	Form of General Counsel Opinion

Exhibit E-2	Form of Thelen LLP Opinion

Exhibit F	Acquisition Certificate

Schedule 4.2	Authorizing Orders

Schedule 4.4	Subsidiaries

Schedule 6.1	Permitted Liens

Exhibit A

COMMITMENT AMOUNTS AND ADDRESSES

Name	Commitment Amount	Notice Address
MDU Resources Group, Inc.	N/A	Schuchart Building 918 E. Divide Avenue Bismarck, ND 58501 Attention: Chief Financial Officer Telecopier: 701-222-7607
Wells Fargo Bank, National Association, as Agent	N/A	MAC N9305-031 Sixth and Marquette Minneapolis, Minnesota 55479 Attention: Patrick McCue Telecopier: 612-667-2276
Wells Fargo Bank, National Association, as a Lender	$175,000,000	MAC N9305-031 Sixth and Marquette Minneapolis, Minnesota 55479 Attention: Patrick McCue Telecopier: 612-667-2276

Exhibit B

PROMISSORY NOTE

$_____________________________                                                                                                                                          ________________, 20__

For value received, MDU Resources Group, Inc., a Delaware corporation (the “Borrower”), promises to pay to the order of ________________________________ (the “Lender”), at such place as the Agent under the Loan Agreement defined below may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of _____________________________ ($_____________________________), and to pay interest on the principal balance of this Note outstanding from time to time at the rate or rates determined pursuant to the Term Loan Agreement dated September 26, 2008 among the Borrower, Wells Fargo Bank, National Association, as Agent (in such capacity, the “Agent”), and various Lenders, including the Lender (together with all amendments, modifications and restatements thereof, the “Loan Agreement”).

This Note is issued pursuant to, and is subject to, the Loan Agreement, which provides (among other things) for the amount and date of payments of principal and interest required hereunder, for the acceleration of the maturity hereof upon the occurrence of an Event of Default (as defined therein) and for the voluntary and mandatory prepayment hereof. This Note is a Note, as defined in the Loan Agreement.

The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.
MDU RESOURCES GROUP, INC. By _________________________________ Its _______________________________

Exhibit C

COMPLIANCE CERTIFICATE

__________________________, ______

Wells Fargo Bank, National Association
MAC N9305-031
Minneapolis, Minnesota 55479

The Lenders, as defined in the Loan Agreement described below

Compliance Certificate

Ladies and Gentlemen:

Reference is made to the Term Loan Agreement (the “Loan Agreement”) dated September 26, 2008 entered into among MDU Resources Group, Inc. (the “Borrower”), Wells Fargo Bank, National Association, as Agent, and the Lenders, as defined therein.

All terms defined in the Loan Agreement and not otherwise defined herein shall have the meanings given them in the Loan Agreement.

This is a Compliance Certificate submitted in connection with the Borrower’s financial statements (the “Statements”) as of _____________________, _______ (the “Effective Date”).

I hereby certify to you as follows:

1.	I am the chief financial officer of the Borrower, and I am familiar with the financial statements and financial affairs of the Borrower.

2.
The Statements have been prepared in accordance with GAAP, except for any portion thereof provided pursuant to Section 5.1(a)(iii), which have been prepared in accordance with FERC Accounting Principles.

3.
The computations attached hereto have been prepared in accordance with GAAP and set forth the Borrower’s compliance or non-compliance with the requirements set forth in the Financial Covenants as of the Effective Date. Such computations below have been prepared from, and on a basis consistent with, the Statements. Further attached hereto are all relevant facts in reasonable detail to evidence, and the computations of, the financial covenants referred to above.

4.	I have no knowledge of the occurrence of any Default or Event of Default under the Loan Agreement, except as set forth in the attachments, if any, hereto.

Very truly yours,
______________________________________

Attachment to Compliance Certificate
MDU Resources Group, Inc.
Effective Date: _______________

Section 6.11 Consolidated Total Leverage Ratio	Actual		Required
Funded Debt of Borrower and all Subsidiaries (consolidated):
(i)indebtedness for borrowed money	$_______
(ii)other indebtedness evidenced by notes, etc.	$_______
(iii)capitalized lease obligations	$_______
(iv)non-recourse secured obligations	$_______
(v)letters of credit, etc.	$_______
(vi)sale-and-leaseback arrangements	$_______
(vii)interest rate/currency agreements	$_______
(viii)guaranty obligations	$_______
Total	$_______
Capitalization of Borrower and Subsidiaries (consolidated)	$_______
Total Funded Debt : Capitalization		____: 1	≤ 0.65 : 1
Section 6.12 Borrower Leverage Ratio
Funded Debt of Borrower alone (including divisions but excluding Subsidiaries)
(i)indebtedness for borrowed money	$_______
(ii)other indebtedness evidenced by notes, etc.	$_______
(iii)capitalized lease obligations	$_______
(iv)non-recourse secured obligations	$_______
(v)letters of credit, etc.	$_______
(vi)sale-and-leaseback arrangements	$_______
(vii)interest rate/currency agreements	$_______
(viii)guaranty obligations	$_______
Total	$_______
Capitalization of Borrower alone (including divisions but excluding Subsidiaries)	$_______
Borrower Funded Debt : Capitalization		____: 1	≤ 0.65 : 1
Section 6.13 Interest Coverage Ratio of Borrower alone (including divisions but excluding Subsidiaries)
EBITDA
(i)(A)after-tax net income	$_______
(B)non-operating gains and losses	$_______
(ii)(A)Interest Expense	$_______
(B)income taxes	$_______
(C) depreciation and amortization	$_______
Total ([(i)(A) ± (i)(B)] + [(ii)(A) + (ii)(B) + (ii)(C)])	$_______
Interest Expense of Borrower alone (including divisions but excluding Subsidiaries)	$_______
EBITDA : Interest Expense		____: 1	≥ 2.50 : 1

Exhibit D

ASSIGNMENT CERTIFICATE

Assigning Lender: _______________________________

Applicant: ____________________________________

This Certificate (the “Certificate”) is delivered pursuant to Section 9.7(c) of the Term Loan Agreement dated as of September 26, 2008 entered into among MDU Resources Group, Inc. (the “Borrower”), Wells Fargo Bank, National Association, as Agent, and the Lenders, as defined therein.

The Assigning Lender named above wishes to assign a portion of its interest arising under the Loan Agreement to the Applicant named above pursuant to Section 9.7(c) of the Loan Agreement, and the Applicant wishes to become an Additional Lender pursuant thereto. This Certificate is an Assignment Certificate, as defined in the Loan Agreement, and is executed for purposes of informing the Agent and the Borrower of the transactions contemplate hereby and obtaining the consent of the Agent and the Borrower to the extent required under the Loan Agreement.

Accordingly, the undersigned hereby agree as follows:

1.           Definitions. Unless otherwise defined herein, terms used herein have the meanings provided in the Loan Agreement.

2.           Allocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Assigning Lender’s interest under the Loan Documents shall be for the account of the Assigning Lender. Any interest, fees and other payments accruing on and after the Effective Date with respect to the interests assigned hereunder shall be for the account of the Applicant.  Each of the Assigning Lender and the Applicant agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

3.           Effective Date; Conditions. The date on which the Applicant shall become an Additional Lender (the “Effective Date”) is ________________, 20__; provided, however, that the assignment and assumption described in this Certificate shall not be effective unless, on or before the Effective Date, (i) the Agent has received counterparts of this Certificate duly executed and delivered by the Borrower (unless the Borrower’s consent to the assignment hereunder is not required under Section 9.7(c) of the Loan Agreement), the Assigning Lender, the Agent (unless the Agent’s consent to the assignment hereunder is not required under Section 9.7(c) of the Loan Agreement) and the Applicant, (ii) the Agent has received the transfer fee for the account of the Agent in the amount of $3,500, and (iii) all other terms and conditions of this Certificate and the Loan Agreement relating to the assignment hereunder have been satisfied.

4.           Applicant’s Interest. Effective as of the Effective Date, [the Applicant’s Commitment Amount shall be the amount designated as the “Assigned Commitment Amount” opposite the Applicant’s signature below (and the Applicant shall be deemed to have assumed the Assigning Lender’s Commitment in the amount of such Assigned Commitment Amount)/the principal amount of the Term Loan owing to the Applicant shall be the amount designated as the “Assigned Principal” opposite the Applicant’s signature below].

5.           Retained Interest. Effective as of the Effective Date, [the Assigning Lender’s Commitment Amount shall be the amount designated as the “Retained Commitment Amount” opposite the Assigning Lender’s signature below (and the Assigning Lender shall be relieved of all of its obligations under the Loan Agreement to the extent of the reduction in its Commitment Amount in accordance herewith)/the principal amount of the Term Loan owing to the Assigning Lender shall be the amount designated as the “Retained Principal” opposite the Assigning Lender’s signature below].

6.           New Notes. Concurrently with the execution and delivery hereof, the Borrower shall issue and deliver to the Agent in exchange for the Assigning Lender’s Note (i) a Note payable to the order of the Applicant in a face principal amount equal to the Applicant’s [Assigned Commitment Amount/Assigned Principal], in substantially the form of Exhibit B to the Loan Agreement, and (ii) if the Assigning Lender has retained any interest, a Note payable to the order of the Assigning Lender in the amount of the [Retained Commitment Amount/Retained Principal], in substantially the form of Exhibit B to the Loan Agreement.  The Agent shall deliver the foregoing Notes to the Applicant and the Assigning Lender promptly after the Effective Date, or (if later) the receipt by the Agent thereof.

7.           Notice Address. The address shown below the Applicant’s signature hereto shall be its notice address for purposes of Section 9.3 of the Loan Agreement, unless and until it shall designate, in accordance with such Section 9.3, another address for such purposes.

8.           Assumption. Upon the Effective Date, the Applicant shall become a party to the Loan Agreement and a Lender thereunder and (i) shall be entitled to all rights, benefits and privileges accorded to a Lender in the Loan Agreement, (ii) shall be subject to all obligations of a Lender thereunder, and (iii) shall be deemed to have specifically ratified and confirmed (and by executing this Certificate the Applicant hereby specifically ratifies and confirms) all of the provisions of the Loan Agreement and the Loan Documents.

9.           Independent Credit Decision. The Applicant (a) acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements referred to in Section 4.5 or 5.1 of the Loan Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance; (b) acknowledges and agrees that in becoming an Additional Lender, such actions have been and will be made without recourse to, or representation or warranty by, the Assigning Lender or the Agent; and (c) agrees that it will, independently and without reliance upon the Assigning Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

10.           Withholding Tax. The Applicant (a) represents and warrants to the Agent and the Borrower that under applicable law and treaties no tax will be required to be withheld by the Agent with respect to any payments to be made to the Applicant hereunder, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Agent and the Borrower prior to the time that the Agent or Borrower is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of U.S. Internal Revenue Service Form W-8ECI or W-8BEN (or appropriate replacement forms) and agrees to provide new Forms W-8ECI or W-8BEN (or appropriate replacement forms) upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Applicant, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

11.           Further Assurances. The Borrower, the Assigning Lender and the Applicant shall, at any time and from time to time upon the written request of the Agent, execute and deliver such further documents and do such further acts and things as the Agent may reasonably request in order to effect the purpose of this Certificate.

12.           Miscellaneous. This Certificate may be executed in any number of counterparts by the parties hereto, each of which counterparts shall be deemed to be an original and all of which shall together constitute one and the same certificate.  Matters relating to this Certificate shall be governed by, and construed in accordance with, the internal laws of the State of New York.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the Effective Date set forth above.

[Retained Principal: $_________________________/ Retained Commitment Amount: $_________________________]	_________________________________ [Assigning Lender] By _______________________________ Its _____________________________
[Assigned Principal: $_________________________/ Assigned Commitment Amount: $_________________________]

_________________________________
[Applicant]
By _______________________________
Its _____________________________
Notice Address:
_________________________________
_________________________________
_________________________________
Telecopier: _______________________

Consent of Agent

The Agent hereby consents to the foregoing Assignment.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By _________________________________
Its _______________________________

Consent of Borrower

The Borrower hereby consents to the foregoing Assignment.

MDU RESOURCES GROUP, INC.

By _________________________________
Its _______________________________

Exhibit E-1

September 26, 2008

Wells Fargo Bank, National Association, as Agent and as the sole initial Lender

Ladies and Gentlemen:

I am the General Counsel of MDU Resources Group, Inc., a Delaware corporation (the “Company”), and in such capacity, I am familiar with (a) the negotiation, preparation, execution and delivery of that certain Term Loan Agreement, dated as of September 26, 2008 (the “Agreement”), by and among the Company, the several financial institutions from time to time party thereto, and Wells Fargo Bank, National Association, as Agent, and (b) the negotiation, preparation, execution and delivery of the other Loan Documents listed on Schedule A hereto (together with the Agreement, the “Loan Documents”). This opinion is furnished to you pursuant to Section 3.1(d) of the Agreement and at the instruction of the Company. All capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Agreement.

For the purpose of rendering the opinions contained herein, I have examined and reviewed the Agreement and the other Loan Documents. I have also examined the originals, or copies certified to my satisfaction, of the Restated Certificate of Incorporation and By-Laws of the Company, resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of the Agreement and the other Loan Documents, and such other corporate records of the Company and agreements, instruments and other documents as I have deemed necessary as a basis for the opinions expressed below. In my examination, I have assumed the genuineness of all signatures, other than the signatures of the Company on the Loan Documents to which it is a party, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals and the conformity with original documents of all documents submitted to me as certified or photostatic copies. I have also assumed, with your consent, the due execution and delivery, pursuant to due authorization, of the Agreement by all parties thereto other than the Company and the validity and binding effect of the Agreement upon such parties.

As to any facts that I did not independently establish or verify, I have relied without independent investigation upon statements, representations and certificates of officers of the Company and as to the matters addressed therein, upon certificates or communications from public officials. As used herein, the phrase “to my knowledge” with respect to the existence or absence of facts is intended to signify that, while I have made no specific inquiry or other independent examination to determine the existence or absence of such facts, no factual information has come to my attention which causes me to believe that such facts are not accurate.

Based on and subject to the foregoing and upon such investigation as I have deemed necessary, and subject to the qualifications set forth below, it is my opinion that:

1.           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

2.           The Company is duly qualified as a foreign corporation to transact business and is in good standing in Iowa, Minnesota, Montana, Nebraska, North Dakota, South Dakota and Wyoming, and is not required, whether by reason of ownership or leasing of property or the conduct of its business, to be qualified in any other jurisdiction, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

3.           The Company has the corporate power and authority to execute, deliver and perform its obligations under the Agreement and the other Loan Documents applicable to it, and has all requisite corporate power and authority, licenses and permits to own its assets and to carry on its business as currently conducted and as contemplated to be conducted by the Agreement.

4.           The execution, delivery and performance by the Company of the Agreement and each of the other Loan Documents to which it is a party have been duly authorized by all necessary corporate action and by all necessary public utility commissions and other regulatory bodies having jurisdiction over the Company, and each of the Agreement and the other Loan Documents has been duly executed and delivered by the Company.

5.           The execution, delivery and performance by the Company of the Agreement and of the other Loan Documents to which it is a party, and the borrowing thereunder, do not and will not (a) require any consent or approval of the stockholders of the Company or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, other than Authorizing Orders set forth in Schedule 4.2 to the Agreement, each of which Authorizing Orders has been obtained and is in full force and effect, (b) violate any provision of any law, rule or regulation or any order, writ, injunction or decree presently in effect having applicability to the Company or the Restated Certificate of Incorporation or By-Laws of the Company, (c) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which its properties may be bound or affected, or (d) except as provided therein, result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature  upon or with respect to any of its properties.

6.           Except as set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, or in any document subsequently filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, there are no actions, suits or proceedings pending or, to my knowledge, threatened against or affecting the Company or the properties of the Company before any court or governmental department, commission, board, bureau, agency or instrumentality, which, if determined adversely to the Company, would have a Material Adverse Effect.

7.           The Term Loan has been duly authorized by the Borrower’s Board of Directors pursuant to resolutions adopted thereby on July 10, 2008, which authority remains in full force and effect on the date hereof.

8.           Without limiting the generality of the foregoing, the Term Loan complies with all applicable requirements of each applicable resolution of the Borrower’s Board of Directors and each applicable Authorizing Order, including but not limited to any applicable limitation on the aggregate amount of short-term or long-term debt that the Borrower may have outstanding at any one time.

The opinions expressed herein are limited to the laws of the State of North Dakota and the General Corporation Law of the State of Delaware. I am a member of the Minnesota and North Dakota Bars and do not hold myself out as an expert on the laws of the States of Iowa, Montana, Nebraska, South Dakota or Wyoming, but have made a study through counsel located in such jurisdictions or otherwise of the laws of such jurisdictions insofar as such laws are involved in the conclusions expressed in this opinion. Insofar as the opinions expressed herein relate to the General Corporation Law of the State of Delaware, or the federal laws of the United States of America, I have relied with your consent on the opinion, of even date herewith, of Thelen LLP.

This opinion is intended solely for your use and is rendered solely in connection with the Agreement and the other Loan Documents, and without my written consent may not be (a) relied upon by you for any other purpose, or (b) relied upon by any other person or entity for any purpose, except that Thelen LLP, special counsel to the Company, may rely on the opinions expressed herein in rendering to you their opinion of even date herewith. The opinions expressed above are limited to the law and facts in effect on the date hereof. I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which might alter, affect or modify the opinions expressed herein.

I hereby consent to reliance by the Agent and the Lenders now or hereafter parties to the Agreement on the opinions expressed herein.

                                Very truly yours,

SCHEDULE A

Promissory Note of MDU Resources Group, Inc., dated September 26, 2008, payable to the order of Wells Fargo Bank, National Association in the face principal amount of $175,000,000.

Exhibit E-2

September 26, 2008

Wells Fargo Bank, National Association, as Agent and as the sole initial Lender

Ladies and Gentlemen:

We have acted as special counsel for MDU Resources Group, Inc., a Delaware corporation (the “Company”), in connection with (a) the negotiation, preparation, execution and delivery of that certain Term Loan Agreement, dated as of September 26, 2008 (the “Agreement”), by and among the Company, the several financial institutions from time to time party thereto, and Wells Fargo Bank, National Association, as Agent, and (b) the negotiation, preparation, execution and delivery of the other Loan Documents listed on Schedule A hereto (together with the Agreement, the “Loan Documents”). This opinion is furnished to you pursuant to Section 3.1(d) of the Agreement and at the instruction of the Company. All capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Agreement.

For the purpose of rendering the opinions contained herein, we have examined and reviewed the Agreement and the other Loan Documents. We have also examined the originals, or copies certified to our satisfaction, of the Restated Certificate of Incorporation and By-Laws of the Company, resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of the Agreement and the other Loan Documents, and such other corporate records of the Company and agreements, instruments and other documents as we have deemed necessary as a basis for the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with original documents of all documents submitted to us as certified or photostatic copies. We have also assumed, with your consent, the due execution and delivery, pursuant to due authorization, of the Agreement by all parties thereto other than the Company and the validity and binding effect of the Agreement upon such parties. As to any facts that we did not independently establish or verify, we have relied without independent investigation upon statements, representations and certificates of officers of the Company and as to the matters addressed therein, upon certificates or communications from public officials.

Based on and subject to the foregoing and upon such investigation as we have deemed necessary, and subject to the qualifications set forth below, it is our opinion that:

1.           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

2.           The Company has the corporate power and authority to execute, deliver and perform its obligations under the Agreement and the other Loan Documents applicable to it.

3.           The execution, delivery and performance by the Company of the Agreement and each of the other Loan Documents to which it is a party have been duly authorized by all necessary corporate action, and each of the Agreement and the other Loan Documents has been duly executed and delivered by the Company.

4.           The execution, delivery and performance by the Company of the Agreement and of the other Loan Documents to which it is a party do not and will not (a) require any consent or approval of the stockholders of the Company or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, other than Authorizing Orders set forth in Schedule 4.2 to the Agreement, each of which Authorizing Orders has been obtained and is in full force and effect, or (b) violate any provision of any law, rule or regulation or any order, writ, injunction or decree presently in effect having applicability to the Company or the Restated Certificate of Incorporation or By-Laws of the Company.

5.           Each of the Agreement and each of the Loan Documents to which the Company is a party constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its respective terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally and of general principles of equity (regardless of whether applied in a proceeding in equity or at law), except that we express no opinion as to (a) Section 2.8(c) and Section 7.2(c) of the Agreement, (b) the enforceability of rights to indemnity under federal or state securities laws, or (c) the enforceability of waivers of the parties of their respective rights and remedies under law.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America. We express no opinion as to the laws of any other jurisdiction.

In rendering this opinion, we have relied as to all matters of Iowa, Minnesota, Montana, Nebraska, North Dakota, South Dakota and Wyoming law, as to matters addressed therein, with your consent, upon the opinion of Paul K. Sandness, Bismarck, North Dakota, the General Counsel of the Company.

This opinion is intended solely for your use and is rendered solely in connection with the Agreement and the other Loan Documents, and without our written consent may not be (a) relied upon by you for any other purpose, or (b) relied upon by any other person or entity for any purpose, except that Paul K. Sandness may rely on the opinions expressed herein in rendering to you his opinion of even date herewith.

The opinions expressed above are limited to the law and facts in effect on the date hereof. We disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which might alter, affect or modify the opinions expressed herein.

We hereby consent to reliance by the Agent and the Lenders now or hereafter parties to the Agreement on the opinions expressed herein.

                                                                    Very truly yours,

SCHEDULE A

Promissory Note of MDU Resources Group, Inc., dated September 26, 2008, payable to the order of Wells Fargo Bank, National Association in the face principal amount of $175,000,000.

Exhibit F

ACQUISITION CERTIFICATE

                                                                    __________________________, ______

Wells Fargo Bank, National Association
MAC N9305-031
Minneapolis, Minnesota 55479

The Lenders, as defined in the Loan Agreement described below

Acquisition Certificate

Ladies and Gentlemen:

Reference is made to the Term Loan Agreement (the “Loan Agreement”) dated September 26, 2008 entered into among MDU Resources Group, Inc. (the “Borrower”), Wells Fargo Bank, National Association, as Agent, and the Lenders, as defined therein.

All terms defined in the Loan Agreement and not otherwise defined herein shall have the meanings given them in the Loan Agreement.

This is the certificate required under Section 3.1(e) of the Loan Agreement as a condition to making the Term Loan.

I hereby certify to you as follows:

1.	I am the chief financial officer of the Borrower, and I am familiar with the terms of the Intermountain Acquisition.

2.
All conditions precedent to the Intermountain Acquisition have been satisfied in full or, concurrent with the making of the Term Loan, will be satisfied in full pursuant to provisions for their satisfaction that have been made.

_____________________________________

Schedule 4.2
Authorizing Orders

MDU Resources Group, Inc.  MDU Resources Group, Inc. (“MDU”) received authorization to issue up to $330,000,000 of short-term promissory notes representing bank borrowings from the following regulatory commissions:

a.      By an order dated September 10, 2008, MDU received authorization from the Federal Energy Regulatory Commission (FERC) in Docket No. ES08-54-000.  This FERC authorization is effective with respect to borrowings from September 10, 2008 through September 9, 2010.

b.     By an order dated August 26, 2008, MDU received authorization from the Montana Public Service Commission in Docket No. D2008.8.93, Default Order No. 6934. This Montana authorization is effective with respect to borrowings from August 26, 2008 through August 25, 2009.

No further consent, approval, waiver, order or authorization of, or registration, qualification, declaration, or filings with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality is required.

Schedule 4.4

SUBSIDIARIES
1.	Alaska Basic Industries, Inc., an Alaska corporation, 100%
2.	Ames Sand & Gravel, Inc., a North Dakota corporation, 100%
3.	Anchorage Sand and Gravel Company, Inc., an Alaska corporation , 100%
4.	Baldwin Contracting Company, Inc., a California corporation, 100%
5.	BEH Electric Holdings, LLC, a Nevada limited liability company, 100%
6.	Bell Electrical Contractors, Inc., a Missouri corporation, 100%
7.	Bitter Creek Pipelines, LLC, a Colorado limited liability company, 100%
8.	BMH Mechanical Holdings, LLC, a Nevada limited liability company, 100%
9.	Bombard Electric, LLC, a Nevada limited liability company, 100%
10.	Bombard Mechanical, LLC, a Nevada limited liability company, 100%
11.	Capital Electric Construction Company, Inc., a Kansas corporation, 100%
12.	Capital Electric Line Builders, Inc., a Kansas corporation, 100%
13.	Cascade Land Leasing Co., a Washington corporation, 100%
14.	Cascade Natural Gas Corporation, a Washington corporation, 100%
15.	Centennial Energy Holdings, Inc., a Delaware corporation, 100%
16.	Centennial Energy Resources International, Inc., a Delaware corporation, 100%
17.	Centennial Energy Resources LLC, a Delaware limited liability company, 100%
18.	Centennial Holdings Capital LLC, a Delaware limited liability company, 100%
19.	Central Oregon Redi-Mix, L.L.C., an Oregon limited liability company, 78%
20.	CGC Energy, Inc., a Washington corporation, 100%
21.	CGC Properties, Inc., a Washington corporation, 100%
22.	CGC Resources, Inc., a Washington corporation, 100%
23.	ClearFlame, LLC, a Colorado limited liability company, 100%
24.	Concrete, Inc., a California corporation, 100%
25.	Connolly-Pacific Co., a California corporation, 100%
26.	Continental Line Builders, Inc., a Delaware corporation, 100%
27.	Coordinating and Planning Services, Inc., a Delaware corporation, 100%
28.	Desert Fire Holdings, Inc., a Nevada corporation, 100%
29.	Desert Fire Protection, a Nevada Limited Partnership, 100%
30.	Desert Fire Protection, Inc., a Nevada corporation, 100%
31.	Desert Fire Protection, LLC, a Nevada limited liability company, 100%
32.	DSS Company, a California corporation, 100%
33.	E.S.I., Inc., an Ohio corporation, 100%
34.	Fairbanks Materials, Inc., an Alaska corporation, 100%
35.	Fidelity Exploration & Production Company, a Delaware corporation, 100%
36.	Fidelity Exploration & Production Company of Texas LLC, a Delaware limited liability company, 99.44%
37.	Fidelity Oil Co., a Delaware corporation, 100%
38.	Frebco, Inc., an Ohio corporation, 100%
39.	FutureSource Capital Corp., a Delaware corporation, 100%
40.	Granite City Ready Mix, Inc., a Minnesota corporation, 100%
41.	Hamlin Electric Company, a Colorado corporation, 100%
42.	Hap Taylor & Sons, Inc., an Oregon corporation, 100%
43.	Harp Engineering, Inc., a Montana corporation, 100%
44.	Hawaiian Cement, a Hawaii partnership, 100%
45.	ILB Hawaii, Inc., a Hawaii corporation, 100%
46.	Independent Fire Fabricators, LLC, a Nevada limited liability company, 100%

47.	International Line Builders, Inc., a Delaware corporation, 100%
48.	InterSource Insurance Company, a Vermont corporation, 100%
49.	Jebro Incorporated, an Iowa corporation, 100%
50.	JTL Group, Inc., a Montana corporation, 100%
51.	JTL Group, Inc., a Wyoming corporation, 100%
52.	Kent’s Oil Service, a California corporation, 100%
53.	Knife River Corporation, a Delaware corporation, 100%
54.	Knife River Corporation – North Central, a Minnesota corporation, 100%
55.	Knife River Corporation – South, a Texas corporation, 100%
56.	Knife River Dakota, Inc., a Delaware corporation, 100%
57.	Knife River Hawaii, Inc., a Delaware corporation, 100%
58.	Knife River Marine, Inc., a Delaware corporation, 100%
59.	Knife River Midwest, LLC, a Delaware limited liability company, 100%
60.	KRC Aggregate, Inc., a Delaware corporation, 100%
61.	KRC Holdings, Inc., a Delaware corporation, 100%
62.	LME&U Holdings, LLC, a Nevada limited liability company, 100%
63.	Lone Mountain Excavation & Utilities, LLC, a Nevada limited liability company, 100%
64.	Loy Clark Pipeline Co., an Oregon corporation, 100%
65.	LTM, Incorporated, an Oregon corporation, 100%
66.	MDU Brasil Ltda., a Brazil limited liability company, 100%
67.	MDU Chile Inversiones Ltda., a Chile limited liability partnership, 100%
68.	MDU Construction Services Group, Inc., a Delaware corporation, 100%
69.	MDU Energy Capital, LLC, a Delaware limited liability company, 100%
70.	MDU Industrial Services, Inc., a Delaware corporation, 100%
71.	MDU Norte Transmissão de Energia Ltda., a Brazil limited liability company, 100%
72.	MDU Resources International LLC, a Delaware limited liability company, 100%
73.	MDU Resources Luxembourg I LLC S.a.r.l., a Luxembourg limited liability company, 100%
74.	MDU Resources Luxembourg II LLC S.a.r.l., a Luxembourg limited liability company, 100%
75.	MDU Sul Transmissão de Energia Ltda., a Brazil limited liability company, 100%
76.	Midland Technical Crafts, Inc., a Delaware corporation, 100%
77.	Morse Bros., Inc., an Oregon corporation, 100%
78.	Netricity LLC, an Alaska limited liability company, 75%
79.	Northstar Materials, Inc., a Minnesota corporation, 100%
80.	Oregon Electric Construction, Inc., an Oregon corporation, 100%
81.	Pouk & Steinle, Inc., a California corporation, 100%
82.	Prairie Cascade Energy Holdings, LLC, a Delaware limited liability company, 100%
83.	Prairie Intermountain Energy Holdings, LLC, a Delaware limited liability company, 100%
84.	Prairielands Energy Marketing, Inc., a Delaware corporation, 100%
85.	Prairielands Magnetics Limited, a Scotland private limited company, 100%
86.	Rocky Mountain Contractors, Inc., a Montana corporation, 100%
87.	Rogue Aggregates, Inc., an Oregon corporation, 100%
88.	Seven Brothers Ranches, Inc., a Wyoming corporation, 100%
89.	USI Industrial Services, Inc., a Delaware corporation, 100%
90.	The Wagner Group, Inc., a Delaware corporation, 100%
91.	Wagner Industrial Electric, Inc., a Delaware corporation, 100%
92.	The Wagner-Smith Company, an Ohio corporation, 100%
93.	Wagner-Smith Equipment Co., a Delaware corporation, 100%
94.	Wagner-Smith Pumps & Systems, Inc., an Ohio corporation, 100%
95.	WBI Canadian Pipeline, Ltd., a Canadian corporation, 100%
96.	WBI Energy Services, Inc., a Delaware corporation, 100%
97.	WBI Holdings, Inc., a Delaware corporation, 100%

98.	WBI Pipeline & Storage Group, Inc., a Delaware corporation, 100%
99.	WHC, Ltd., a Hawaii corporation, 100%
100.	Williston Basin Interstate Pipeline Company, a Delaware corporation, 100%

Schedule 6.1

LIENS

None.